Exhibit 10.14

CONFIDENTIAL

RACING SERVICES AGREEMENT

among

MEC RACING MANAGEMENT

MOUNTAIN LAUREL RACING, INC.

WASHINGTON TROTTING ASSOCIATION, INC.

MEC PENNSYLVANIA RACING, INC.

MEC PENNSYLVANIA FOOD SERVICE, INC.

and

MEC PENNSYLVANIA RACING SERVICES, INC.

Dated July 26, 2006

i

CONFIDENTIAL

RACING SERVICES AGREEMENT

This RACING SERVICES AGREEMENT (this “Services Agreement”) is entered into as of July 26, 2006 (the “Effective Date”) by and among MEC Pennsylvania Racing Services, Inc., a Delaware corporation (“Operator”), Mountain Laurel Racing, Inc., a Delaware corporation (“MLR”), Washington Trotting Association, Inc., a Delaware corporation (“WTA”), MEC Pennsylvania Racing, Inc., a Pennsylvania corporation (“MECP”), MEC Pennsylvania Food Service, Inc., a Pennsylvania corporation (“MPFS”) and MEC Racing Management (“MEM”, together with MLR, WTA, MECP and MPFS each an “Owner” and collectively, the “Owners”). Each of the Operator and the Owners is referred to herein as a “Party” and collectively as the “Parties.”

W I T N E S S E T H :

WHEREAS, Operator possesses expertise in the business of operating pari-mutuel racing facilities and off-track betting operations;

WHEREAS, Magna Entertainment Corp. (“Guarantor”), a Delaware corporation and the parent corporation of Operator, entered into that certain Stock Purchase Agreement, dated November 8, 2005, as amended by that certain First Amendment to Stock Purchase Agreement, dated as of July 26, 2006 (as amended, the “Purchase Agreement”) with PA Meadows, LLC (“Buyer”), pursuant to which Guarantor sold to Buyer all of the issued and outstanding shares of common stock of each of WTA, MLR and MECP;

WHEREAS, in connection with the consummation of the purchase and sale transaction contemplated by the Purchase Agreement, Guarantor, Buyer and other parties entered into the Post-Closing and Note Issuance Agreement dated as of the Effective Date (the “Note Agreement”) and the other Note Documents (as defined in the Note Agreement);

WHEREAS, MLR and WTA lease the Meadows Facility (as defined below) from MECP and hold licenses authorizing them to engage in pari-mutuel racing and related wagering (the “Racing Licenses”);

WHEREAS, the Meadows Facility currently contains (1) a simulcast area with both an internal viewing area (i.e., a clubhouse area) and an external viewing area (i.e., a grandstand) (collectively, the “Clubhouse”), (2) a racing surface, (3) barns and backside areas, (4) a paddock, (5) a horsemen’s lounge and (6) all other facilities necessary to conduct horse racing operations ((1) through (6) collectively, together with all of the properties relating to the OTBs, the “Racing Premises”);

WHEREAS, Owners, directly or through MEM, also own land at One Anchor Drive, Harmar Township, Pennsylvania, and lease or sublease the facilities set forth on Exhibit A hereto at which off-track betting is conducted (each, including such facilities as may be added and excluding such facilities as may be removed in accordance with this Services Agreement, an “OTB”);

WHEREAS, Owners have submitted an application to the Gaming Board to obtain a Gaming License, and the Parties have agreed to cooperate (and cause their respective Affiliates to cooperate) with one another to pursue the Gaming License, as further set forth in the Purchase Agreement;

WHEREAS, Owners intend at the Meadows Facility (1) to construct one or more new buildings for the conduct of slot machine gaming and related entertainment activities (the “Casino”) and (2) after they obtain a Gaming License, to rebuild certain of the Racing Premises, including (i) the Clubhouse, (ii) the paddock, (iii) a horsemen’s lounge and (iv) a cash room, office space and other ancillary facilities comparable in size and function to that existing as of the Effective Date (the “Renovated Racing Areas”); and

WHEREAS, Owners wish to retain the services of Operator to manage and operate the racing activities, and Operator wishes to provide such services, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the covenants and conditions hereinafter set forth to be kept and performed by Operator and Owners, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

“Accounting Procedures” has the meaning set forth in Section 15.6.5(a).

“Action” has the meaning set forth in the Purchase Agreement.

“Affiliate(s)” of a specified Person means any Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with, such specified Person, including such specified Person’s subsidiaries. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as a trustee or executor (in each case, acting in a fiduciary capacity), of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, as trustee or executor (in each case, acting in a fiduciary capacity), by contract or credit arrangement or otherwise. For purposes of clarity, Operator and its Affiliates shall not be considered Affiliates of Owner and its Affiliates.

“Agreement” means any oral or written contract, agreement, lease, sublease, instrument, guaranty, commitment, arrangement or undertaking, and all modifications, amendments and restatements thereof.

“Assumed Date” has the meaning set forth in Section 11.6.2.

“Burdensome Legal Requirement” means (i) with respect to an operating expense, an expense that directly results from a new Law enacted after the Effective Date or an existing Law that becomes applicable after the Effective Date that causes (or would be reasonably expected to cause) Operator’s total operating expenses to increase 25% more than a corresponding increase, if any, in Operator’s total revenues. For purposes of determining satisfaction of the test outlined in the prior sentence, the expected increase in “expenses” or “revenue” shall be compared to “expenses” and “revenue” as determined on a trailing twelve month basis ending on the month in which the calculation occurs; “expenses” shall mean recurring cash operating expenses, exclusive of interest, taxes, depreciation, amortization and Guarantor corporate overhead charges and allocations; and “revenues” shall be calculated in a manner consistent with revenue as reported in the financial statements of Owners prior to the Effective Date; and (ii) with respect to an expense relating to a Legally Compelled Capital Replacement, in accordance with the requirements set forth in Section 11.6.1.

“Business Plan” has the meaning set forth in Section 7.1.1.

“Buyer” has the meaning set forth in the Recitals.

“Capital Replacements” means any improvements, modifications, refurbishing, remodeling, alterations, additions, rebuilding or renovations that are capitalized or amortized, as opposed to expensed, in accordance with GAAP.

“cash” means cash and cash equivalents.

“Casino” has the meaning set forth in the Recitals. For purposes of clarity “Casino” means Temporary Casino until such time as the permanent Casino is built, and thereafter “Casino” shall mean the permanent Casino; provided, however that with respect to the use of the term Casino for purposes of the definition “Racing Operations,” “Gaming Operations,” and Sections 3.1.22, 8.10, 10.2, 10.3, and 15.4.12 Casino shall mean only the permanent Casino and not the Temporary Casino.

“Claim Notice” has the meaning set forth in Section 19.4.2.

“Clubhouse” has the meaning set forth in the Recitals.

“Common Spaces” has the meaning set forth in Section 6.1.

“Effective Date” has the meaning set forth in the Preamble.

“Employees” has the meaning set forth in Section 8.1.

“Environmental Law(s)” has the meaning set forth in the Purchase Agreement.

“Event of Default” means either an Event of Default by Operator or an Event of Default by Owners, or both.

“Event of Default by Operator” has the meaning set forth in Section 15.1.

“Event of Default by Owners” has the meaning set forth in Section 15.2.

“Export” means the transmission of audio, visual and/or data signals with respect to harness races conducted at the Meadows Facility as part of a race meet.

“Force Majeure” has the meaning set forth in Section 20.10.

“GAAP” means United States generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession that are applicable to the circumstances as of the date of determination, applied on a consistent basis.

“Gaming Act” means the Pennsylvania Race Horse Development and Gaming Act and any rules or regulations enacted pursuant thereto, as such act and regulations are amended from time to time.

“Gaming Board” means the Pennsylvania Gaming Control Board established by the Gaming Act.

“Gaming Employee” has the meaning set forth in Section 8.10.

“Gaming License” means the license to conduct slot machine gaming at the Meadows Facility pursuant to the Gaming Act.

“Gaming License Application Period” means the period beginning on the Effective Date and ending on the earlier to occur of (i) the completion of the Second Closing (as defined in the Note Agreement); and (ii) a Stock Transfer Event.

“Gaming Operations” means the issuance of the Gaming License and the business of slot machine gaming pursuant to the Gaming Act, the food and beverage services at the Meadows Facility (after the opening of the Casino), all entertainment activities (other than the Racing Operations) and all operations related to or included therein at the Meadows Facility. No Gaming Operations will be deemed to be commenced until after the issuance of the Gaming License.

“Governmental Authority” means any government, any governmental or government-appointed entity, department, commission, board, agency, regulatory authority or instrumentality, and any court, tribunal, or judicial body, whether federal, state, local or foreign, or any arbitral body, including, without limitation, the PHRC and the Gaming Board.

“Governmental Order” has the meaning set forth in the Purchase Agreement.

“Guaranteed Obligations” has the meaning set forth in Section 12.8.

“Guarantor” has the meaning set forth in the Recitals.

“Holdback Agreement” has the meaning set forth in the Purchase Agreement.

“Holdback Amount” has the meaning set forth in the Purchase Agreement.

“Import” means the receipt at the Meadows Facility or at any OTB of audio, visual and/or data signals with respect to races conducted as part of another Person’s race meet including, but not limited to, thoroughbred races, quarterhorse races and harness races.

“Indemnified Party” has the meaning set forth in Section 19.3.3.

“Indemnifying Party” has the meaning set forth in Section 19.3.3.

“Independent Accounting Firm” has the meaning set forth in Section 15.6.5(c)(ii).

“Law(s)” means any and all applicable statutes, laws, ordinances, regulations, rules, codes, orders, decrees, other requirements and rules of law of any Governmental Authority, country or any state, province, locality, region or area therein, or any other jurisdiction as now or hereinafter in effect.

“Legally Compelled Capital Replacements” has the meaning set forth in Section 11.6.1.

“Liabilities” means any and all debts, liabilities and obligations of any kind, character or nature whatsoever, whether accrued or fixed, known or unknown, asserted or unasserted, absolute or contingent, matured or unmatured, secured or unsecured or determined or determinable, including, without limitation, those arising under any Law (including Environmental Law), Action or Governmental Order and those arising under any Agreement.

“Licenses” means any and all licenses, permits, franchises, approvals, certificates, registrations, variances, authorizations and similar rights obtained or required to be obtained from Governmental Authorities, including, without limitation, the Racing Licenses.

“Losses” has the meaning set forth in Section 19.1.

“Maintenance Capital Replacements” has the meaning set forth in Section 11.1.

“Meadows Facility” means the land described on Exhibit B hereto and all facilities, buildings, improvements and other assets located on such land from time to time.

“MECP” has the meaning set forth in the Recitals.

“MEM” has the meaning set forth in the Preamble.

“Minimum Balance” has the meaning set forth in Section 12.3.

“MLR” has the meaning set forth in the Preamble.

“MPFS” has the meaning set forth in the Preamble.

“Net Working Capital” means, for purposes of Section 15.6.5, total current assets minus total liabilities of the Racing Operations calculated in accordance with GAAP; provided, however, that the Parties agree that any potential or actual withdrawal liability to any Multiemployer Plan (as defined in the Purchase Agreement) shall not be part of Net Working Capital, including, without limitation, if GAAP were to change the current classification of withdrawal liability.

“Non-Union Employees” has the meaning set forth in Section 8.1.

“Note Agreement” has the meaning set forth in the Recitals.

“Notice of Dispute” has the meaning set forth in Section 15.6.5(c)(i).

“Operating Accounts” has the meaning set forth in Section 12.2.

“Operating Standard” means a manner of operation equivalent to

(i) with respect to the treatment, handling and management of patrons and other individuals at or around the Racing Premises or in connection with the Racing Operations, in accordance with the standard of operations of the Gaming Operations by Owners or their designees;

(ii) with respect to amenities, functions (including, without limitation, cash handling, security systems, License management, and administrative functions), employees of the Racing Operations and all public access aspects of the Racing Operations, in accordance with the operations as of the date hereof of the racing facilities identified on Exhibit C hereto (the “Initial Standard”), with updates consistent with industry practices, it being agreed that in the event the average daily racing purses (based on the number of live racing days in any given calendar year) at the Meadows Facility is equal to or greater than the average daily racing purses (based on the number of live racing days in such calendar year) at any other U.S. harness racing facility or facilities that has or have an operational standard that, in the reasonable discretion of the Owners, is higher than both facilities identified on Exhibit C, then such other racing facility or facilities shall replace the Initial Standard for operational purposes only, without increasing any Party’s obligations under ARTICLE 11, which such obligations shall continue to be measured by the Initial Standard; and

(iii) with respect to the maintenance, upkeep and ordinary repair of the facilities, building, fixtures, furniture and equipment:

(x) if they are visible by Casino customers in the ordinary course of a visit to the Casino (including, but, not limited to, the tote board) but are not a part of the Renovated Racing Areas, then in accordance with the standard of maintenance, upkeep and ordinary repair applied to the Casino by Owners or their designees;

(y) if they are not visible by Casino customers in the ordinary course of a visit to the Casino or if they constitute part of the Renovated Racing Areas, then in substantially the same condition as in existence on the Effective Date, or, when and if renovated pursuant to ARTICLE 10, in substantially the same condition as when delivered to Operator for operation; and

(z) if they are located at or on the barns and “backside” area (including, but not limited to, “backside” equipment), in accordance with past practices but in no event less than a reasonable degree of maintenance and upkeep;

provided, however, that notwithstanding anything to the contrary set forth in this definition, prior to the Repayment Date, the Operating Standard shall be a manner of operation equivalent to the manner of operation consistent with past practices of Owners prior to the Effective Date.

“Operator” has the meaning set forth in the Preamble.

“Operator’s Accountants” has the meaning set forth in Section 15.6.5(a).

“Operator’s Representative” has the meaning set forth in ARTICLE 9.

“Operator’s Share” has the meaning set forth in Section 11.6.1.

“Ordinary Course Termination” has the meaning set forth in ARTICLE 5.

“OTB” has the meaning set forth in the Recitals.

“Owner(s)” has the meaning set forth in the Preamble.

“Owners’ Representative” has the meaning set forth in ARTICLE 9.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pennsylvania Act” means the Pennsylvania Race Horse Industry Reform Act, as amended, and any rules or regulations promulgated thereunder.

“Person(s)” means and includes natural persons, corporations, limited partnerships, general partnerships, joint stock companies, joint ventures, associations, companies, land trusts, business trusts, Indian tribes or other organizations, whether or not legal entities, and governments and agencies and political subdivisions thereof.

“PHRC” means the Pennsylvania Harness Racing Commission established by the Pennsylvania Act.

“Pre-Existing Liabilities” has the meaning set forth in Section 12.1.

“Program” has the meaning set forth in Section 8.4.

“Racing Capital Replacements” has the meaning set forth in Section 11.2.1(c).

“Racing General Manager” has the meaning set forth in ARTICLE 9.

“Racing Licenses” has the meaning set forth in the Recitals.

“Racing Operations” means the conduct of the harness racing business and operation at the Meadows Facility, and the conduct of all of the business and operations at the OTBs, and in both cases, all related wagering activity, including without limitation, the Export and Import of signals (audio, visual and data) of harness races, thoroughbred races and quarterhorse races and related wagering and other related activities; provided, however that Racing Operations excludes food and beverage services at the Meadows Facility after the opening of the Casino.

“Racing Operations Agreements” means all Agreements now or hereafter in existence relating to the Racing Operations. Exhibit D hereto lists the Racing Operations Agreements as of the

Effective Date. For the avoidance of doubt, this Services Agreement is not a Racing Operations Agreement for purposes of this Services Agreement.

“Racing Premises” has the meaning set forth in the Recitals.

“Real Property” means the real property owned, leased or subleased by any Owner or its subsidiary, together with all buildings, structures and facilities located thereon.

“Renovated Racing Areas” has the meaning set forth in the Recitals.

“Repayment Date” has the meaning set forth in the Purchase Agreement.

“Seller Notes” has the meaning set forth in the Purchase Agreement.

“Services Agreement” has the meaning set forth in the Preamble.

“Shared Capital Replacements” has the meaning set forth in Section 11.2.2.

“Statutory Capital Replacements” has the meaning set forth in Section 11.1.

“Stock Transfer” has the meaning set forth in the Note Agreement.

“Stock Transfer Event” means (i) the occurrence of a Stock Transfer or (ii) Agent’s exercise of the remedies set forth in
Section 8.2(c) of the Note Agreement.

“Stock Transfer Trigger Date” has the meaning set forth in the Purchase Agreement.

“Table of Organization” has the meaning set forth in Section 7.1.

“Tax” or “Taxes” means any and all U.S. federal, state, local or foreign taxes, fees, levies, duties, tariffs, imposts, and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or amount owing to any party relating to Taxes arising under any Tax law or agreement (including any joint venture or partnership agreement), including, without limitation: taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, sales, use, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; license, registration and documentation fees; and customs duties, tariffs and similar charges, whether disputed or not and including any obligations to indemnify or otherwise assume or succeed to the Tax liability of any other Person.

“Temporary Casino” means the temporary casino that Owners intend to construct on the Meadows Facility. The “opening” of the Temporary Casino means the first date on which the Temporary Casino is open to the general public for slot machine gaming.

“Term” has the meaning set forth in ARTICLE 5.

“Termination Date Net Working Capital” has the meaning set forth in Section 15.6.5(a).

“Termination Date Net Working Capital Statement” has the meaning set forth in Section 15.6.5(a).

“Transition Period” has the meaning set forth in Section 15.6.6.

“Union Agreements” means all existing and future collective bargaining Agreements and similar Agreements relating to the Employees, as such Agreements may be entered into, amended, and terminated from time to time.

“Union Employees” has the meaning set forth in Section 8.1.

“Useful Life” has the meaning set forth in Section 11.6.1.

“WTA” has the meaning set forth in the Preamble.

ARTICLE 2

APPOINTMENT

Owners appoint Operator as their exclusive agent during the Term for the management of the Racing Operations and the Racing Premises. Operator accepts such appointment on the terms and subject to the conditions set forth herein.

ARTICLE 3

RACING SERVICES

3.1                                 General. Operator shall, at its sole cost and expense (other than as expressly set forth in this Services Agreement, including without limitation, in ARTICLE 11), provide any and all management services necessary for or conducive to the implementation, servicing, operating, administration, management, supervision and direction of the Racing Operations during the Term in accordance with the Operating Standard and subject to the terms and conditions of this Services Agreement. Such responsibilities and duties include, without limitation, the following, all of which apply to the extent of the Operating Standard:

3.1.1                        Harness Racing Functions. Operator shall be responsible for all racing department functions, including, without limitation, receiving stall applications and making stall assignments, determining the qualifications and acceptability of all horses, performing all race office and stable functions, writing the condition and stakes books, writing the races, conducting the draws for the races, developing and producing the daily racing programs and past performance information, performing charting and clerk of course functions, collecting and organizing the paddock and patrol judges, the starters, assistant starters and gate crew, and, establishing and maintaining the liaisons between management, on one hand, and each of the horsemen and drivers and the organizations that represent them, on the other hand.

3.1.2                        Harness Racing Dates. Operator agrees to conduct no fewer than the minimum number of harness races necessary to maintain Owners’ Racing Licenses and necessary to maintain or obtain, as applicable, Owners’ Gaming License. Operator agrees to cooperate with Owners with respect to scheduling the date and times of races and any changes to such race schedule and in obtaining any approvals as may be required by the PHRC or the horsemen’s association relating thereto.

3.1.3                        Harness Track Maintenance. Operator shall be responsible for all functions relating to track maintenance, including, without limitation, all activities related to assuring that the dirt courses, track surfaces, and all inner and outer rails are well-maintained and safe for the horses and drivers and are at necessary and proper levels of condition, and taking such action as may be necessary to shut the racing surfaces down properly for periods of time when they are not utilized for training or racing.

3.1.4                        Licenses. Operator shall promptly obtain, pay for (including, without limitation, making deposits, bonds, undertakings and the like), maintain in full force and good standing, fully comply with, and timely file all reports, applications, filings and certifications as required by any Law, License or Governmental Authority or that is otherwise necessary or desirable for conduct of the Racing Operations and for Operator to perform its obligations under this Services Agreement. Operator shall provide Owners with copies of all reports, applications, filings, certifications and Licenses prior to submission for Owners’ review and approval. Operator shall also assist, at no material expense to Operator, Owners or such third persons as Owners may determine to become licensed, and shall take such other reasonable actions, at no material expense to Operator, as necessary, to conduct the Gaming Operations or construct the Casino. Owners shall retain sole ownership over all Licenses relating to the Racing Operations and the Gaming Operations (including, without limitation, the liquor Licenses). Operator acknowledges and agrees that Operator, in its capacity as the operator of the Racing Operations or otherwise, shall have no right, title or interest in or to the liquor Licenses.

3.1.5                        Compliance with Laws. Operator shall cause all things to be done (or not done) in and about the Racing Premises or otherwise with respect to the Racing Operations to comply with and prevent violation of any and all Laws and any and all contractual obligations of Operator or, to the extent it involves the Racing Operations, of any of the Owners.

3.1.6                        Purses. Subject to the rights of the horsemen under the Gaming Act and other Laws, Operator shall be responsible for the timely payment of all racing purse payments required to be made by Law or under any Racing Operations Agreement, and Owners shall be responsible for paying into the Pennsylvania Race Horse Development Fund any purse supplement payments required to be paid under Section 1405 of the Gaming Act.

3.1.7                        Cash Handling. Operator shall (i) establish, maintain and supervise procedures for handling cash for the Racing Operations in accordance with Laws and applicable Licenses, including, without limitation, procedures relating to cash management, credit card and automatic teller machine systems, cash reserves (including, without limitation, reserves required on premises to pay customer wins), removing cash from all premises, securing cash on all premises (overnight and for longer periods), transporting cash to and from all premises, depositing cash into the appropriate Operating Accounts, and all other procedures relating to any other aspect of handling cash, and (ii) provide reasonably detailed documentation of such cash handling procedures and any changes thereto to the Owners for their prior written approval, which shall not be unreasonably withheld.

3.1.8                        Security. Operator shall establish, maintain and supervise systems and procedures for the security of patrons, cash and property of the Racing Operations and shall cooperate and consult with Owners in doing the same with respect to the Gaming Operations.

3.1.9                        Furniture, Fixtures and Equipment. Operator shall handle, protect and maintain all furniture, fixtures and equipment, located at or around the Racing Premises in a professional and responsible manner in accordance with the Operating Standard, it being understood that all such furniture, fixtures and equipment shall remain under the full ownership of the Owners, subject to Owners’ right to finance and lease the same.

3.1.10                  General Maintenance; Cleaning; Utilities. Operator shall maintain the Racing Premises and all operating supplies and equipment in good state of repair and condition and cause to be made all repairs, replacements and corrections to the Racing Premises as may be required in the normal and ordinary course of operation of the Racing Operations, all of which must be made in the normal course of business with due haste, without disruption of business and in a manner that conforms to the Operating Standard. Operator shall (i) place all garbage and other refuse relating to the Racing Operations in designated dumpsters; and (ii) arrange, on as frequent a basis as necessary to preserve the sanitary and first class operation of the Racing Operations, for the removal and transportation of garbage and other refuse with a responsible waster hauler and comply with all Laws relating to disposal and recycling of waste. Operator shall provide for, or arrange for the provision of, the following services on the Racing Premises (except to the extent it conflicts with the terms of an applicable lease, in which case, Operator shall comply with such terms):  (x) water, heat, light and other utility services, and (y) recurring services such as pest extermination, decorating, landscaping, gardening, laundry, telephone and internet connections, snow removal and all other customary and reasonable services.

3.1.11                  Notices.

(a)                                  Operator shall (i) promptly forward to Owners any notice, correspondence, forms, reports and other communication received from or delivered to any Governmental Authority relating to the Gaming License, the Racing Operations, or Operator’s operation thereof; (ii) deliver to Owners prompt notice of any default under or violation of any material Racing Operations Agreement or any Agreement related to the Gaming Operations as to which Operator develops knowledge; (iii) provide Owners with prompt notice of any pending or, to Operator’s knowledge, threatened or contemplated action, suit or proceeding (and provide copies of all related documents and correspondence, if any) before or by any Governmental Authority which may have jurisdiction over Owners or which may affect the Racing Operations or the Gaming Operations; and (iv) promptly notify Owners of the occurrence of any event or condition that, if not remedied, could reasonably be expected to result in a material adverse change in the financial condition or prospects of Owners, the Racing Operations or the Gaming Operations.

(b)                                 Owners shall (i) promptly forward to Operator any notice, correspondence, forms, reports and other communication received from or delivered to any Governmental Authority relating to the Racing Operations; (ii) deliver to Operator prompt notice of any default under or violation of any Racing Operations Agreement as to which Owners develop knowledge; (iii) provide Operator with prompt notice of any pending or, to Owners’ knowledge, threatened or contemplated action, suit or proceeding (and provide copies of all related documents and correspondence, if any) before or by any Governmental Authority which may have jurisdiction over Operator or which may affect the Racing Operations; and (iv) promptly notify Operator of the occurrence of any event or condition that, if not remedied, could reasonably be expected to result in a material adverse change in the financial condition or prospects of Operator or the Racing Operations.

3.1.12                  Employees. Operator shall manage and pay all costs and expenses associated with the personnel of the Racing Operations in accordance with the terms and conditions of ARTICLE 8.

3.1.13                  Accounting Functions; Books and Records. Operator shall perform or provide all accounting, finance, administrative and other professional services functions for the Racing Operations. The books and records of the Racing Operations shall be kept by Operator in accordance with GAAP, applied on a basis consistent with the past practices of the Owners. Operator shall cause the maintenance of all records as are required by PHRC (other than such reports and records as are within the sole control of Owners). During the Term and for a period of five years after the termination of Operator’s services under this Services Agreement, Owners and Operator, their respective representatives and agents, as well as the Owners’ independent accounting firms, shall each have the right and privilege of inspecting, examining and copying all such books and records upon reasonable notice to Operator except as prohibited by law or as would waive attorney work product privilege. During the Term and for a period of five years after the termination of Operator’s services under this Services Agreement, Operator shall retain the books and records (including personnel files) relating to the Racing Operations and Operator’s services under this Services Agreement. At the end of such five year period, at Owners’ election, Operator shall cause to be delivered to Owners all such books and records, except as prohibited by law or as would waive attorney work product privilege. The books of account of the Owners shall utilize accounting systems and procedures which, at a minimum, include a system of internal accounting controls, permit preparation of financial statements in accordance with GAAP and are susceptible to audit.

3.1.14                  Legal Functions. Operator shall perform or provide all legal functions of the Racing Operations, subject to Owners’ rights in Sections 4.1.3, 4.1.7 and 4.1.8, and shall promptly discharge all judgments, fines and penalties issued or rendered against or in connection with the Racing Operations by any Governmental Authority or other Person, subject to any rights that Operator may have under Law to appeal or contest such judgments, fines and penalties. With respect to the defense of third party claims made against or relating to the Racing Operations which could not reasonably be expected to have a material adverse effect on the Gaming Operations or Casino, Operator shall defend such claims and allow Owners a meaningfully opportunity to participate (at their election and at their expense) in such defense.

3.1.15                  Taxes and Assessments; Tax Returns. Operator shall pay prior to delinquency all Taxes, assessments and charges of every kind whatsoever relating to the Racing Operations through the Term, including, without limitation, Taxes, assessments and charges arising from operation of the Racing Premises or relating to the Racing Operations, including, without limitation, personal property, racing, employee withholding, tips, and workers’ compensation, provided, however, that with respect to real estate Taxes pertaining to the Meadows Facility, (i) for the period ending on the date prior to the opening of the Temporary Casino, Operator shall pay all such Taxes and (ii) for all periods on and after the opening of the Temporary Casino, Operator shall pay one-half of the total amount of all such Taxes, provided, further, however, that with respect to such real estate Taxes in no event shall Operator pay an amount greater than the total amount paid or payable with respect to the Meadows Facility immediately prior to the Closing Date (as defined in the Purchase Agreement) as such amount would be increased from time to time in accordance with any pre-existing Laws which are generally applicable to the properties located within the same taxing jurisdiction as the Meadows Facility (but excluding any increases which result from a reassessment based on the sale or development of the Meadows Facility). Operator shall not seek any extension of time for the payment of any such amounts without the prior written consent of Owners. Operator shall prepare for the Owners all information and documents necessary to provide Owners with sufficient information to prepare their Tax returns.

3.1.16                  Racing Operations Agreements.

(a)                                  Authority to Contract. Subject to this Section 3.1.16, and except as set forth on Exhibit E hereto, Racing Operations Agreements necessary for or conducive to the conduct of Racing Operations shall be entered into by Operator in its own name and shall pertain solely to the Racing Operations (although such Racing Operations Agreement may relate to services provided to other facilities owned or managed by Affiliates of Operator, subject to Section 3.1.16(b)). Operator may direct in good faith Owners to enter into certain Racing Operations Agreements with such terms and provisions thereof approved by both Operator and Owners, and Owners shall not amend or otherwise modify such Agreements or any Agreements listed on Exhibit E hereto, nor enter into other Racing Operations Agreements for which Operator will be responsible under this Services Agreement without Operator’s consent, which shall not be unreasonably withheld. Operator shall timely make all payments required in connection with all Racing Operations Agreements, and shall promptly reimburse Owners for expenses and obligations related to those Agreements into which Operator has directed Owners to enter and those Agreements set forth on Exhibit E. Unless otherwise agreed to by Owners, Operator shall only enter into Racing Operations Agreements (or direct Owners pursuant to the second sentence above to enter into Agreements) if such Agreements (i) may be terminated without penalty (other than minimal penalty) the earlier of after twelve months and the effectiveness of the earliest possible Ordinary Course Termination; (ii) require expenditures of less than $200,000 per year; (iii) contain no cancellation or termination penalties greater than the amount required to be paid by Operator (on behalf of itself or on behalf of Owners, as the case may be) for the services or goods provided under such Agreement; and (iv) contain no restrictions on assignability. Additionally, Operator shall perform background checks on all parties (other than Affiliates of Operator or the Owners) to the Racing Operations Agreements. Operator may, with Owners’ prior consent, enter into, amend or waive any rights under any Racing Operations Agreements with any of its Affiliates (except that simulcast Racing

Operations Agreements shall not require Owner’s consent so long as they are on terms and conditions consistent with past practice).

(b)                                 Shared Agreements and Certain Assignments. Operator agrees to use all commercially reasonable efforts, and shall cause its Affiliates to use their respective commercially reasonable efforts, to (i) separate Agreements pursuant to which Operator and any Affiliate of Operator may both be entitled to receive or obliged to deliver services or other benefits, or that otherwise relate to the Racing Operations, so that all services and other benefits relating to the Racing Operations are subject to independent Agreements in the name of Operator (Operator and Owner acknowledge that if a separation of an Agreement would result in materially higher costs to Operator for such services or benefits, that a separation would not be commercially reasonable); and (ii) assign and transfer to Operator, or (with Owners’ consent) to Owners, all Agreements that are (x) in the name of the any Affiliate of Operator and (y) applicable solely to the Racing Operations.

(c)                                  Assignment and Security Interest in Racing Operations Agreements. At any time after the Repayment Date, Operator shall use its commercially reasonable efforts to cause to be included in all Racing Operations Agreements which are in Operator’s name, or which have been assigned to Operator, a provision substantially as follows:  “This agreement is entered into by MEC Pennsylvania Racing Services, Inc. (“MECPRS”) for the benefit of Mountain Laurel Racing, Inc., a Delaware corporation, Washington Trotting Association, Inc., a Delaware corporation, and each of their affiliates, successors and assigns (the “Assignees”). MECPRS hereby irrevocably assigns and transfers this agreement to such Assignee or such Assignee’s designee who delivers to [INSERT NAME] a notice of assignment and assumption, effective automatically upon receipt of such notice.”  Operator and Owners further agree that if Operator’s services under this Services Agreement are terminated for any reason, Owners may, but are not obligated to, deliver such notice of assignment and assumption to all appropriate Persons party to such Racing Operations Agreements. Operator hereby assigns and transfers to Owners or their designees all existing and future Racing Operations Agreements that are in Operator’s name, such assignment to be effective upon notice of assignment and assumption to Operator by Owners or their designees, but in no event sooner than upon termination of Operator’s services under this Services Agreement at any time after the Repayment Date. Operator agrees to cooperate with Owners and, after the Repayment Date, their designees in identifying all Racing Operations Agreements and (where applicable) delivering such notices to the appropriate Persons.

(d)                                 Contractual Obligations. Operator shall, on behalf of Owners and solely for the benefit of the Racing Operations, timely pay, keep, observe and perform all payments, terms, covenants, conditions and obligations to be made, kept, observed or performed by it or any of the Owners (as applicable) under any Racing Operations Agreement that is (i) entered into by Operator; (ii) listed on Exhibit E hereto; or (iii) entered into by Owners at the direction of Operator, provided, that Operator shall not be responsible for the payment of rent under the lease between MECP and Owners with respect to the Meadows Facility.

3.1.17                  Common Expenses. Operator and Owners agree in good faith to use reasonable efforts to consolidate expenses and contracts for services useful to both the Racing Operations and Gaming Operations (including, without limitation, security systems and procedures), and Operator and Owners will apportion such consolidated expenses and obligations of consolidated contracts in such proportion as they determine is a reasonable allocation between Racing Operations and Gaming Operations.

3.1.18                  Transition Services. Operator shall provide or cause its Affiliates to provide to Owners or their Affiliates transition services in the event Owners elect to consolidate services useful to both the Racing Operations and Gaming Operations.

3.1.19                  Marketing and Promotions. Operator shall, in accordance with the applicable Business Plan, advertise and promote the Racing Operations. Owners and Operator shall use reasonable efforts to coordinate marketing of the Racing Operations and the Gaming Operations, including, without limitation, the implementation of a player rewards system.

3.1.20                  OTBs. Operator shall have the right to close, suspend and open additional off-track betting facilities subject to (i) first consulting with and taking into consideration the opinions of the Owners’ Representative with respect to such actions; (ii) obtaining all required approvals from Governmental Authorities; and (iii) Owners’ prior written approval, which shall not be unreasonably withheld, with respect to (A) any closures which may have an adverse effect on Owners or the Gaming Operations and (B) entry into any Agreements related to the opening of any OTB. All such newly opened off-track betting facilities shall be deemed included on Exhibit A hereto and be subject to all of the terms and conditions of this Services Agreement.

3.1.21                  Notice of Events of Default by Operator under this Services Agreement. If Operator becomes aware of the occurrence of an Event of Default by Operator (or an event which with the giving of notice or lapse of time or both would constitute an Event of Default), Operator shall promptly furnish Owners with a notice and statement setting forth details of such Event of Default or event and the action which Operator has taken, is taking, or proposes to take to correct the same. Operator’s failure to comply with the foregoing sentence shall not be deemed to result in an Event of Default by Operator unless Owners are materially prejudiced as a result thereof.

3.1.22                  Food and Beverage. After the opening of the Casino, Owners shall provide and pay for all food and beverage services and access to parking and common areas to the patrons and employees of the Racing Operations at the Meadows Facility in accordance with the Operating Standard. All complimentary goods or services dispensed by Operator shall be charged back to Operator by Owners and promptly reimbursed. Revenues relating to all such services shall be for Owners’ account. Operator may not take or, to the extent within Operator’s duties under this Services Agreement, omit to take any action that is reasonably foreseeable to adversely affect any of Owners’ liquor Licenses without Owners’ prior written consent, which may be withheld in Owners’ sole discretion. Operator shall comply with the terms of all applicable Laws respecting the serving of alcoholic beverages, including, without limitation, the regulations and decisions of the Pennsylvania Liquor Control Board.

3.1.23                  Operating Expenses. Operator shall be liable for, and shall assume and pay, discharge and perform as and when due, all obligations and Liabilities of the Racing Operations (including Operator’s management thereof) arising out of or related to acts, omissions, events or occurrences that take place during the Term.

3.2                                 Additional Covenants and Obligations of Operator. During the Term of this Services Agreement, Operator shall:

3.2.1                        not do anything (or fail under the Operating Standard to do anything) that materially interferes with or jeopardizes the issuance of or the continued possession of the Gaming License, the conduct of the Gaming Operations, the Casino, any asset related thereto or the maintenance of the Common Spaces;

3.2.2                        not conduct any operations at the Meadows Facility other than Racing Operations, except with the prior written consent of Owners; and

3.2.3                        not make any dishonest statement to any Governmental Authority with respect to the Racing Operations or the Gaming Operations or knowingly permit any illegal wagering activities to occur on or about the Racing Premises.

3.3                                 Access to Racing Premises. Operator shall have full use of and access to the Racing Premises during the Term for the purpose of conducting its duties hereunder.

3.4                                 Cooperation in Stock Transfer. In the event of a Stock Transfer, the Parties shall cooperate in the conduct and completion of the Stock Transfer.

ARTICLE 4

RESERVATION OF OWNERS’ AUTHORITY AND RIGHTS

4.1                                 Reservation of Rights. All authority and rights not expressly granted to Operator in this Services Agreement are hereby expressly reserved and retained by Owners. Without limitation of the foregoing, Operator shall not take any of the following actions without express prior written consent of Owners’ Representative, the authority to take all such actions being retained and reserved by Owners:

4.1.1                        execute or otherwise enter into any Agreement in the name of, on behalf of, or otherwise binding upon, Owners or their Affiliates, subject to Section 3.1.16;

4.1.2                        negotiate with or enter into any Agreement with any labor union, horsemen’s association, or other collective bargaining unit (or representative thereof) relating to the Racing Operations or otherwise enter into discussions (except in the ordinary course) with such entities (or representatives thereof) with respect to any material matter affecting Owners rights, obligations, business or properties, including, without limitation, discussions of proposed improvements to the Racing Premises, Statutory Capital Replacements and other Capital Replacements, provided, however, that Operator shall have the reasonable opportunity to participate with Owners in material negotiations with all labor unions, collective bargaining units and any horsemen’s association, to the extent any of such negotiations relate to the Racing Operations, provided, further that Owner shall not enter into any Agreement with any labor union, horsemen’s association, or other collective bargaining unit (or representative thereof) relating to the Racing Operations without the prior consent of Operator, not to be unreasonably withheld and that upon any such consent, during the Term of this Agreement and subject to Parties’ obligations pursuant to Section 8.6, Operator shall timely pay, keep, observe and perform all payments, terms, covenants, conditions and obligations to be made, kept, observed or performed under such Agreement;

4.1.3                        commence any legal action or proceeding that (i) relates to any Owners’ or their Affiliate’s rights or (ii) could reasonably be expected to have a material adverse effect on the Racing Operations or the Gaming Operations, including, without limitation, commencing any legal action or proceeding with respect to any Agreement that Owners have a right under this Services Agreement to approve or with respect to Owners’ or their Affiliates’ respective assets, properties or employees;

4.1.4                        execute any documentation as required by, make any appearances in front of, or correspond with respect to matters with Governmental Authorities with respect to the Racing Operations or the Racing Licenses, in each case except to the extent (i) within the ordinary course of business or (ii) reasonably requested by Operator, but in all cases subject to the notice obligations set forth in Section 3.1.11(a);

4.1.5                        Subject to Section 3.1.16(a), terminate or cause to be terminated Agreements (i) to which Owners or their Affiliates are party; or (ii) with respect to which Owners have the right to approve under Section 3.1.16(a);

4.1.6                        recover possession of property belonging to Owners or their Affiliates;

4.1.7                        settle, compromise, release or prejudice any legal or regulatory action or proceeding by any Person relating to, or which could reasonably be expected to have a material adverse effect on, the Gaming Operations or the Casino;

4.1.8                        settle, compromise, release or prejudice any legal or regulatory action or proceeding by any Person relating to the Racing Operations or the Racing Premises, which could reasonably be expected to have a material adverse effect on the Gaming Operations or Casino, provided, however, that Owners shall not unreasonably withhold consent with respect to the foregoing matters and Operator shall have the right to settle, compromise, release or prejudice such claims to the extent that (i) such settlement, compromise, release and prejudice includes no finding or admission of any violation of Laws or rights of any Person; (ii) such settlement or compromise has no prejudicial effect on any other claims that could reasonably be made against Owners; and (iii) the sole relief provided is monetary damages that are fully paid by Operator;

4.1.9                        make, execute or deliver on behalf of Owners or their Affiliates any assignment for the benefit of creditors, or any guaranty or bond;

4.1.10                  operate the Racing Operations or the Common Spaces under any signage, mark or name other than as expressly approved by Owners, provided, however, that Owners shall not unreasonably withhold approval over any signage, mark or name that is consistent with (i) the Operating Standard; and (ii) the existing or planned branding, image or presentation of the Casino or Gaming Operations;

4.1.11                  enter into any sponsorship or similar Agreement relating to the Racing Operations, the Racing Premises, the Gaming Operations or the Casino;

4.1.12                  take any action that may materially adversely affect any of the assets or business of any Owner;

4.1.13                  take any action with respect to the Casino or the Gaming Operations or other areas of the Meadows Facility other than those utilized in the Racing Operations; or

4.1.14                  use any assets or resources of the Racing Operations for any other existing or contemplated operations of Operator or its Affiliates other than as consistent with past practice (provided that past practice was reasonable), provided, further, that, (i) Operator shall not materially interfere with the Racing Operations or Gaming Operations; and (ii) such uses of assets and resources shall be at no liability to Owners or their Affiliates and shall not conflict with Operator’s other duties and obligations under this Services Agreement.

4.2                                 Right of Inspection and Information. Owners at all times shall have the right to inspect or have inspected the conduct and operations of Operator, the Racing Operations and all areas of the Racing Premises. Upon request, Operator shall promptly furnish Owners with all information reasonably requested by Owners relating to this Services Agreement.

4.3                                 Right to Take Certain Actions. Should Operator fail to perform any of its obligations under this Services Agreement and Owners reasonably believe that such failure could pose an imminent danger to the health, safety or welfare of any individual, or could have an imminent material adverse effect upon the Racing Operations, the Racing Premises, the Gaming Operations or the Casino, the Owners may exercise their rights to perform or correct Operator’s duties under this Services Agreement provided that, to the extent practicable, Owners shall first notify Operator and allow Operator the opportunity to perform or correct such duty within a reasonable period of time. In the event that (i) such notice is not practicable or Operator fails to perform or correct its duties and (ii) Owners perform or correct such duties, then Owners shall be promptly reimbursed by Operator for all costs and expenses reasonably incurred in connection therewith.

ARTICLE 5

TERM

The term (the “Term”) of Operator’s services under this Services Agreement shall commence on the Effective Date and shall continue until terminated in accordance with this Services Agreement. On or after the fourth anniversary of the Effective Date, either Operator or Owners may terminate such services under this Services Agreement by giving twelve months prior written notice to the other Party. A termination of such services under this Services Agreement pursuant to the foregoing sentence is referred to herein as an “Ordinary Course Termination.”  The following Articles and Sections of this Services Agreement shall survive the termination of Operator’s services under this Services Agreement:  fourth, fifth and sixth sentences of Section 3.1.13; Section 3.1.16(c); Section 12.1; Section 12.7; Section 12.8; Section 12.9; Section 15.5; Section 15.6; Article 17; Article 19; and Article 20. All other obligations set forth herein shall terminate upon the termination of Operator’s services under this Services Agreement.

ARTICLE 6

COMMON SPACES

6.1                                 Duty to Preserve Common Spaces. Operator may use all spaces that are common to the operations of the Racing Operations and the Casino (as further elaborated in the applicable Business Plan, the “Common Spaces”) for the purpose of fulfilling its duties and responsibilities under this Services Agreement. In using the Common Spaces, Operator shall use due care and take reasonable measures to preserve all Common Spaces to the same level as the Casino. Operator shall not interfere with or obstruct the use of any Common Spaces by Owners, authorized patrons of the Racing Operations or the Casino, or other authorized Persons. Operator shall not and shall not permit other Persons to erect, post, project or install any signage, bills, or other marks on any Common Spaces without Owner’s prior written consent.

6.2                                 Costs and Expenses Relating to Common Spaces. Operator shall pay for all costs and expenses related to the Common Spaces until the opening of the Temporary Casino. Afterwards, Operator and Owners agree in good faith to use reasonable efforts to consolidate costs and expenses related to the operation and maintenance of the Common Spaces and shall agree upon a fair allocation of such costs and expenses based upon the relative use (if any) of the Common Spaces. In the event Operator and Owners are unable to reach agreement in a timely manner with respect to a consolidation of such costs and expenses, a neutral third party arbiter shall be mutually selected by the Parties to resolve such dispute. The costs and fees of the neutral arbiter shall be borne equally by Owners, on one hand, and Operator, on the other hand, and the decision of such neutral arbiter shall be final and binding upon the Parties.

6.3                                 Revenues Relating to Common Spaces. Subject to Section 3.1.22, Owners shall be entitled to collect and keep all proceeds and revenues resulting from the operation of the Common Spaces, less Operator’s share of expenses as set forth in Section 6.2.

ARTICLE 7

TABLE OF ORGANIZATION; BUSINESS PLAN; STATUS CONFERENCES

7.1                                 Submission of Table of Organization and Business Plan.

7.1.1                        Operator shall conduct Racing Operations in the manner provided in this ARTICLE 7. Racing Operations shall be conducted under Operator’s direction and control in conformity with a table of organization (“Table of Organization”) and a business plan (“Business Plan”), each formulated as provided in this ARTICLE 7.

7.1.2                        Operator will submit to Owners an annual Table of Organization and an annual Business Plan. Such submission shall occur not later than November 30 of the year prior to the year covered by such Table of Organization or Business Plan.

7.2                                 Table of Organization. The Table of Organization shall set forth the identity and experience of key management personnel with respect to Operator’s operations hereunder, the departmental organization of Operator’s operations and the responsibilities and staffing levels of each department. The Table of Organization for 2006 is attached hereto as Exhibit F.

7.3                                 Annual Business Plan. No later than ninety (90) days prior to the end of each year, Operator shall, in consultation with Owners, present an initial written Business Plan detailing mission, scope, analysis and objectives for the Racing Operations for the upcoming year, and also setting forth estimates of income and expenses, together with contemplated commitments, including salary and wage rates in all job classifications, with respect to Racing Operations, and racing dates and schedules and all other tasks necessary to conduct the Racing Operations in accordance with the Operating Standard. The Business Plan for 2006 is attached hereto as Exhibit G. Operator agrees to draft the Business Plan in accordance with the following standards:  (i) reasonableness of the provision for revenues and expenditures and consistency with past practice at the Meadows Facility and (ii) reasonable consistency with the proposed Table of Organization for the year. The Parties agree that the Business Plan for each year during the Gaming License Application Period shall reflect only the Capital Replacements that comply with Section 11.9 hereof.

7.4                                 Approval Process. Owners shall have the right to approve, which such approval shall not be unreasonably withheld, any aspect of a Business Plan to the extent that such aspect (i) is inconsistent with past practices (provided such past practice is consistent with the Operating Standard); (ii) could reasonably be expected to have a material adverse effect on or be materially inconsistent with the Gaming Operations or the Casino; (iii) could reasonably be expected to require anything more than minimal expenditures by Owners or their Affiliates (other than expenditures expressly required under this Services Agreement); or (iv) specifically relates to the advertisement, marketing or promotion of alcoholic beverages. Owners shall provide Operator their written approval or disapproval (including written comments setting forth in reasonable detail the reasons for Owners’ disapproval, if any) of such aspects of the Business Plan not later than thirty (30) days after Owners’ receipt of such plan. If Owners disapprove or raise any objections to any such portion of a proposed annual Business Plan or any revisions thereto, Owners and Operator will meet and cooperate in good faith to discuss and resolve the disputed or objectionable proposed items. If Owners and Operator are not able to agree on any such disputed or objectionable item within a period of thirty (30) days after the date Owners provide written notice of their objections to Operator, then Owners’ decision with respect to the dispute will govern the disputed or objectionable item. Such final operating plan will be the approved Business Plan for the year in question. Pending Operator’s receipt of Owners’ approval of a plan pursuant to this Section 7.4, Operator shall be entitled to operate in accordance with the prior year’s plan. All Business Plans shall comply with all Laws, including, without limitation, the Gaming Act and the Pennsylvania Act. Operator shall operate the Racing Operations in substantial conformance with the terms of the then current Table of Organization and Business Plan, as amended from time to time in accordance with this Services Agreement. Operator shall have the right in its discretion to unilaterally amend the current Table of Organization or Business Plan; provided, that Operator shall give the Owners notice of such amendment and provided, further if the result of such amendment would result in a change in an aspect of the Business Plan that would have required the consent of the Owner pursuant to the first sentence of this Section 7.4 had it been part of the original Business Plan, then such amendment may not become effective without the approval of the Owner, which shall not be unreasonably withheld. Should the Business Plan for any reason become inadequate to maintain (or otherwise inconsistent with) the Operating Standard, Owners may request in good faith that Operator make changes in and to the operation of the Racing Operations as may be necessary or desirable for operation in accordance with the Operating Standard and consistent with the standard set forth in the first sentence of this Section 7.4  Operator shall keep Owners informed about all material aspects of the Racing Operations and any material variation from the applicable Business Plan.

7.5                                 Status Conferences. On a monthly basis, or at such other time intervals as Owners and Operator mutually agree upon, Operator shall meet with Owners to discuss the performance of the Racing Operations over the prior month or other relevant period and Operator’s plans and expectations for the ensuing month.

ARTICLE 8

EMPLOYEES AND PERSONNEL

8.1                                 Employer. The employees engaged in the Racing Operations who are subject to collective bargaining agreements (the “Union Employees”) shall be employed by Owners, and all other employees and personnel engaged in the Racing Operations shall be employed by Operator (the “Non-Union Employees,” together with the Union Employees, the “Employees”).

8.2                                 Duties. Operator shall be responsible for all matters relating to the Employees. Without limitation of the foregoing, Operator shall hire, perform background checks on, train, supervise, monitor, relocate, discharge, perform all HR and payroll functions (including, without limitation, payroll tax deductions, filings and similar matters) with respect to, and determine and administer the compensation and benefits of, and maintain personnel records regarding the Employees, in each case in accordance with the terms and conditions of this Services Agreement and the applicable Union Agreements. Operator shall not hire or employ as a general manager of, or in any other managerial or supervisory position related to, the Racing Operations anyone with respect to whom the Owners’ Representative reasonably objects by reason of (i) documented and repeated inadequate performance, or (ii) actions or omissions of such individual that a reasonable person could conclude have jeopardized or will jeopardize any of Owners’ Licenses (including, without limitation, liquor Licenses). Operator shall use reasonable efforts to hire only competent and trustworthy Employees and effectively communicate the Operating Standard to all Employees, and Operator shall use its reasonable efforts to maintain the Racing Operations free and clear of any dishonesty or any reprehensible acts or conduct that would in any way reflect adversely upon Owners, the Racing Operations, the Gaming Operations or the Casino.

8.3                                 Costs and Expenses of Employees and Personnel. All costs and expenses related to the employment of the Employees shall be borne entirely by Operator (and not in any way by Owners or their Affiliates), including, without limitation, (i) salary, wages, overtime, bonuses, health and welfare contributions (including, without limitation, pursuant to Union Agreements), social security, severance and all other compensation and benefits and (ii) claims, costs and expenses related to medical and dental insurance, COBRA coverage, workers’ compensation insurance and claims, work injuries or accidents and assessments, premiums and other Taxes.

8.4                                 Management; Compliance with Laws Relating to Employees. Operator shall have primary operational authority over the Employees (including, without limitation, with respect to new hires and terminations), provided, however, that Operator shall (i) comply with all Laws relating to employment and hiring and shall provide and maintain a lawful, reasonably safe, healthy and harassment-free work environment for the Employees and (ii) shall adopt appropriate training and compliance programs to ensure such compliance and in order to facilitate a productive and efficient work environment. Without limitation of the foregoing, Operator shall develop and implement an effective alcohol awareness program (the “Program”) that is acceptable to Owners and designed to train Employees and agents of the Racing Operations to serve alcohol in a safe and responsible manner. All such Employees and agents who are involved in the service of alcohol must, prior to serving alcohol, attend the Program and execute a certificate evidencing his or her attendance of the Program. Operator shall provide Owners with such certificates of Program attendance of any and all such Employees and agents and shall continue to provide Owners on a quarterly basis certificates of Program attendance with respect to any new Employees or agents of the Racing Operations who serve alcohol. The ongoing obligations of Operator to implement and maintain the Program shall cease with respect to the Meadows Facility upon the opening of the permanent Casino.

8.5                                 Employee Policies and Reports. No later than ten (10) days after the Effective Date and on an annual basis thereafter, Operator shall submit to Owners a copy of Operator’s personnel policies and procedures applicable to the Employees. All such policies and procedures shall comply with Law. The Employees will be subject at all times to such policies and procedures, and Operator shall administer such policies and procedures and ensure the Employees’ compliance therewith. Operator shall provide to Owners quarterly updates to the Table of Organization and supporting quarterly reports summarizing with respect to each Employee any significant change (in performance or work assignment, department, location, etc.) since the previous report or, in the case of the initial report, since the Effective Date. Operator shall deliver to Owners reasonably prompt notice of the termination of employment of any Employee. Operator shall promptly provide all information and documents reasonably requested by Owners relating to any of the Employees. Owners and their representatives shall have the right to conduct investigative procedures in respect of all personnel of the Racing Operations prior to or at any time after the hiring thereof.

8.6                                 Hiring of Casino Employees. Owners agree that, with regard to the requirements of Article 25 of the Union Agreement with HERE Local No. 57 that ends on November 4, 2005 (restaurant employees) and Article 26 in the Union Agreement with Sports Arena Employees Local No. 137 that ends on March 31, 2006 (and any similar provisions in any agreements replacing such Union Agreements or in any other Union Agreements entered into on or after the date hereof), if gaming or gambling devices are operated at the Meadows Facility, then Owners will, and will cause their Affiliates to, honor the requirements of such provisions with respect to potential employment in the Gaming Operations on or after the Effective Date. Furthermore, Owners or any of their Affiliates will observe the terms and conditions of the respective Union Agreements mentioned in this Section 8.6 to the extent applicable to any employees hired for the Gaming Operations. Owners agree that they will, and will cause their Affiliates to, (i) comply with any Laws requiring Owners or any such Affiliate to provide priority rights or other preferences with respect to employment or potential employment in the Gaming Operations to employees involved in Racing Operations (whether such employees are employed by Owners or any of their Affiliates or by Operator or any of its Affiliates) and (ii) provide, to the extent consistent with applicable Union Agreements, such priority rights or other preferences with respect to employment or potential employment in the Gaming Operations to employees involved in Racing Operations who are employed by Operator or any of its Affiliates to the same extent that it is required to provide such priority rights or such other preferences to their own employees even if Owners and their Affiliates are not required by any Laws to do so, so long as such employees are qualified. Operator agrees to cooperate with Owners in connection with the foregoing provisions of this Section 8.6.

8.7                                 Employee Compensation; Benefits. Operator shall provide to the Non-Union Employees compensation and benefits consistent with past practice; provided, however, that nothing herein shall be construed to mean that Operator may not amend or terminate any particular employee benefit, compensation or incentive plan, policy or arrangement, as long as such Employees’ compensation and benefits as a whole are, in the reasonable opinion of the Owners, commensurate with past practice.

8.8                                 Resolution of Disagreements Over Employee Matters. In the event that Operator and Owners disagree over any matter relating to the Non-Union Employees, after engaging in good faith discussions to resolve such matter, the reasonable decision of the Operator shall prevail. In the event that Operator and Owners disagree over any matter relating to the Union Employees, after engaging in good faith discussions to resolve such matter, the reasonable decision of the Owners shall prevail. Notwithstanding the foregoing, in the event that Operator and Owners disagree over any matter relating to any of the Employees involved in serving alcoholic beverages, after engaging in good faith discussions to resolve such matter, the reasonable decision of the Owners shall prevail.

8.9                                 Local 137 Health Plan. Owners will reasonably cooperate with Operator to provide the health insurance plan consistent with Article 9 of the Union Agreement for Non-Primary Locations with Sports Arena Employees Local No. 137 that ends on March 31, 2007 (and any similar provisions in any replacement agreements) through the purchase of insurance that will be purchased in the name of Owners or any of Owners’ Affiliates but provided at the cost of Operator.

8.10                           Gaming Employees. Notwithstanding anything in this Services Agreement to the contrary, if any Employee involved in Racing Operations (whether such Employee is employed by Owners or any of their Affiliates or by Operator or any of its Affiliates) becomes an Employee involved in Gaming Operations or any other operations not directly related to the Racing Operations (including without limitation food and beverage services after the opening of the Casino) (a “Gaming Employee”), all obligations (including without limitation indemnification obligations) with respect to such Employee for the period from and after the date that such Employee becomes a Gaming Employee shall be obligations of Owners and their Affiliates and no longer the obligations of Operator and its Affiliates.

ARTICLE 9

REPRESENTATIVES

Operator, on one hand, and the Owners, on the other hand, shall each appoint one representative (respectively, the “Operator’s Representative” and the “Owners’ Representative”) to act as a liaison and to facilitate communication and cooperation with respect to material matters under this Services Agreement. Operator may treat the Owners’ Representative as having full authority to bind the Owners with respect to all material matters relating to this Services Agreement, and the Owners may treat the Operator’s Representative as having full authority to bind the Operator with respect to all material matters relating to this Services Agreement, including, in each case, to providing and receiving notices and coordinating questions regarding the Racing Operations. The respective representatives of Owners and Operator are named on Exhibit H hereto, and may be replaced from time to time with notice in accordance with this Services Agreement. With respect to day-to-day operations, each Party shall designate an on-site manager who shall have authority to make decisions and bind its respective Party with respect to ordinary course matters. In addition, Operator shall designate one individual (who may, but need not, be the same individual described in the immediately preceding sentence) who shall be responsible for the oversight and management of the operation of the Racing Operations, including the Employees (the “Racing General Manager”). The initial Racing General Manager is named on Exhibit H hereto. Operator shall consult with and take into consideration the opinions of the Owners’ Representative regarding any change in the Racing General Manager.

ARTICLE 10

CONSTRUCTION

10.1                           Casino. All expenses related to the construction of the Casino and the Renovated Racing Areas shall be the Owners’ responsibility.

10.2                           Renovated Racing Areas. If the Owners obtain the Gaming License and undertake to construct a Casino, then Owners shall at their expense design, renovate and repair, or cause to be designed, renovated and repaired, the Renovated Racing Areas. If the Owners obtain the Gaming License and undertake to construct a Casino, then upon completion of construction, they agree that the Clubhouse (i) will have all finishings, furnishings and fixtures and other leasehold improvements throughout of the same type and quality as used in the corresponding areas of the Casino, minor variations in color, quality and materials excepted, and (ii) will have a prominent separate entrance, which will be designed to be in close proximity to a reasonable amount of parking and to at least one restaurant within the Casino. Operator shall not be required to pay rent for any portion of the Renovated Racing Areas, including without limitation, the “back office” space or cash room, but Operator must bear all costs and expenses relating to the use and operation of such spaces consistent with Operator’s duties and obligations with respect to other areas of the Racing Premises. If the Owners obtain the Gaming License and undertake to construct a Casino, then upon completion of the construction, the Renovated Racing Areas will be fully serviced by all necessary utilities, which shall be separately metered if practicable. Owners shall be under no obligation to construct or operate a Casino or to redesign or renovate the Renovated Racing Areas in the absence of the construction of a Casino or the issuance of the Gaming License to the Owners. The Parties agree and understand that the design of the Renovated Racing Areas shall be subject to the approval of the PHRC.

10.3                           Consultation. Owners shall provide Operator with reasonable consultation rights, and at Owners’ request, Operator agrees to provide input and advice, in connection with the design and construction of the Renovated Racing Areas and the integration of the Racing Premises into the Casino design, but Owners’ decisions with respect to all decisions relating to construction shall be final. Owners will consult with Operator in order to, and will conduct all construction of the Renovated Racing Areas and the Casino in such a manner as reasonably practicable and commercially reasonable to minimize the negative impact (including direct out of pocket expenses of Operator) that such construction will have on the Racing Operations.

ARTICLE 11

CAPITAL IMPROVEMENTS/ALTERATIONS AND REPAIRS

11.1                           Maintenance Capital Replacements. Owners shall pay for all Capital Replacements required to maintain the (i) structure, foundation, mechanical systems and roof of the Renovated Racing Areas, (ii) to the extent they are located in or on the public access areas, the finishings, furnishing, fixtures, equipment and leasehold improvements of the Renovated Racing Areas; and (iii) equipment relating to food and beverage services, in each case in substantially the same condition as in existence on the Effective Date, or, when and if renovated pursuant to ARTICLE 10, in substantially the same condition as when delivered to Operator for operation, taking into account ordinary wear and tear (“Maintenance Capital Replacements”). Subject to Section 11.9, each year, as part of the Business Plan required to be delivered in that year, Operator shall prepare a budget for proposed necessary Maintenance Capital Replacements and Shared Capital Replacements (as defined below) for the upcoming year, including, without limitation, all design and other specifications, which must be approved by Owners, such approval to not be unreasonably withheld. Without limiting the foregoing, Owners and Operator agree that when Owners or any of their Affiliates obtain a Gaming License, the capital expenditures required pursuant to the Gaming Act (including both the initial $5 million capital expenditure and all subsequent amounts required by Section 1404 of the Gaming Act, the “Statutory Capital Replacements”) shall be the sole responsibility of Owners over the statutory period, and Operator shall reasonably cooperate with Owners in seeking application, where appropriate, of amounts expended in connection with Maintenance Capital Replacements under this Services Agreement and in connection with the construction of the Renovated Racing Areas toward satisfying such Statutory Capital Replacement requirements as further set forth in Section 4.1.2.

11.2                           Racing Capital Replacements and Shared Capital Replacements.

11.2.1                  Operator shall pay for all

(a)                                  day-to-day Capital Replacements (other than Maintenance Capital Replacements, Statutory Capital Replacements, Shared Capital Replacements and Legally Compelled Capital Replacements) that are required to operate or maintain the Racing Operations in accordance with the Operating Standard (including, without limitation, trucks, tractors and track equipment); and

(b)                                 Capital Replacements (other than Maintenance Capital Replacements, Statutory Capital Replacements, Shared Capital Replacements and Legally Compelled Capital Replacements) that are required to operate or maintain the Racing Operations in accordance with the Operating Standard that both (x) relate to the finishings, furnishings, fixtures, equipment and leasehold improvements of the Renovated Racing Areas and (y) are not located in or on the public access areas (including, without limitation, telephone systems, computer hardware and software, carpet and office furniture).

(c)                                  Clause (a) and (b) above are referred to herein as the “Racing Capital Replacements.”

11.2.2                  Operator, on one hand, and Owners, on the other hand, shall allocate the cost of all significant Capital Replacements (other than Maintenance Capital Replacements, Statutory Capital Replacements, Racing Capital Replacements and Legally Compelled Capital Replacements) that are required to operate or maintain the Racing Operations in accordance with the Operating Standard (including without limitation racing surfaces, barn structures and “tote” boards) (each, a “Shared Capital Replacements”) as follows:  (i) Operator shall pay an amount equal to the total cost of such Shared Capital Replacement multiplied by the Operator’s Share (as determined in accordance with Section 11.6), and (ii) Owners shall pay an amount equal to the total cost of such Shared Capital Replacement minus the amount that Operator is required to pay pursuant to the foregoing clause (i). The procedures for cost sharing shall be the same as the Legally Compelled Capital Replacements cost sharing procedures set forth in Section 11.6.2.

11.3                           Capital Replacements and Repairs Resulting From Acts of Operator. Operator shall make no material alterations of the Racing Premises without the written consent and approval of Owners, and Owners shall make no material alterations of the Racing Premises without the written consent and approval of Operator. In the event any damage or injury, other than ordinary wear and tear, is sustained to any part of the Racing Premises by reason of the acts of Operator or Employees, then such damage will be repaired by Operator at its expense (except to the extent the cost of repair is covered by insurance of Operator and/or Owner, provided, that Operator shall pay for all deductible amounts) to a condition consistent with the Racing Premises as they existed prior to the damage. Operator is not required to repair any damage to the Racing Premises not caused by acts of Operator or Employees, such as damage resulting from fire, earthquake, the elements or Acts of God or breach or gross negligence by Owners.

11.4                           Discretionary Capital Replacements. Operator may make discretionary Capital Replacements (which for greater clarity shall exclude Maintenance Capital Replacements, Statutory Capital Replacements, Racing Capital Replacements, Shared Capital Replacements and Legally Compelled Capital Replacements) with respect to any Racing Premises with the prior written approval of Owners (or, in the case of leased properties, in accordance with the applicable leases), provided that Operator shall pay for all such discretionary Capital Replacements and all such discretionary Capital Replacements shall comply with Law. All Capital Replacements relating to pari-mutuel betting devices shall be deemed to be discretionary under this Services Agreement, and Owners shall not be required to pay any amounts relating to such devices.

11.5                           Emergency Capital Replacements. If an emergency condition is discovered at the Meadows Facility, including, without limitation, required structural repairs, and that condition requires immediate repairs or Capital Replacements to protect the Meadows Facility or the health and safety of its patrons or employees, then Operator may take all steps and make all expenditures reasonably necessary to repair and correct the condition. The cost of any such repairs shall be shared in accordance with the allocations set forth in this ARTICLE 11.

Operator agrees that it shall make such repairs and replacements only after Operator has made a reasonable attempt (if circumstances permit) to inform Owners of the existence of the emergency, the repairs and replacements Operator proposes to make, and the estimated amount of expenditures to be incurred. If Operator is unable to inform Owners in advance, Operator shall promptly notify Owners after making the emergency repair.

11.6                           Legally Compelled Capital Replacements.

11.6.1                  Cost Sharing of Legally Compelled Capital Replacements. If Capital Replacements to the Meadows Facility that are required to operate or maintain the Racing Operations (other than Statutory Capital Replacements) become required either by any new Laws that are enacted after the Effective Date or by any existing Laws that become applicable to the Meadows Facility after the Effective Date (“Legally Compelled Capital Replacements”), then the Parties agree to share the total cost of such Legally Compelled Capital Replacements as follows:  (i) Operator shall pay an amount equal to the total cost of such Legally Compelled Capital Replacement multiplied by the Operator’s Share (as defined below), and (ii) Owners shall pay an amount equal to the total cost of such Legally Compelled Capital Replacement minus the amount that Operator is required to pay pursuant to the foregoing clause (i). “Operator’s Share” means the fraction (x) that has as its numerator the number of actual months from the month in which the expense of such Legally Compelled Capital Replacement is incurred to the month in which Operator’s services under this Services Agreement are terminated; and (y) that has as its denominator the Useful Life (as defined below) of such Capital Replacement; provided, that in no event shall such fraction be a number greater than 1. “Useful Life” means the estimated life of an asset, determined in accordance with GAAP, and measured in terms of months.

11.6.2                  Cost Sharing Procedures. The Parties agree to implement the cost-sharing agreement set forth in Section 11.6.1 above as follows:  If the Useful Life of a Legally Compelled Capital Replacement would expire prior to the effectiveness of the next possible Ordinary Course Termination, then Operator shall pay for the entire cost of such Legally Compelled Capital Replacement. In all other cases, Owners shall pay for the entire cost of such Legally Compelled Capital Replacement, and Operator shall promptly pay to Owners an amount equal to the total cost of such Legally Compelled Capital Replacement multiplied by the Operator’s Share, based on the assumption that Operator’s services under this Services Agreement shall expire on the date of effectiveness of the next possible Ordinary Course Termination (the “Assumed Date”). If Operator’s services are not terminated prior to or at the Assumed Date, then Operator shall promptly pay to Owners the incremental annual amount that Operator would have otherwise paid for each additional year in the Term of this Services Agreement. If Operator’s services under this Services Agreement are terminated prior to the Assumed Date or the end of any additional year, then the amount equal to the difference between what Operator actually paid to Owners based on the Assumed Date or the end of any additional year and what Operator should have paid based on the actual date of termination of Operator’s services under this Services Agreement shall be deemed a current asset in the Termination Date Net Working Capital, it being understood that if Operator’s services under this Services Agreement are terminated pursuant to Section 15.4.13 (in connection with a Stock Transfer Event), then Section 15.6.5 shall be inapplicable and there shall be no working capital adjustment.

11.6.3                  Cost Sharing Procedures for Burdensome Legal Requirements. If the cost sharing procedures for a Legally Compelled Capital Replacement set forth above in Section 11.6.2 would require Operator to make an expenditure with respect to such Legally Compelled Capital Replacement in an amount greater than $2,000,000 multiplied by the number of years between the current date and the effectiveness of the next possible Ordinary Course Termination, and Owners do not elect to pay the excess, then such Legally Compelled Capital Replacement will be deemed to be a “Burdensome Legal Requirement” and Operator may elect to not make such expenditure and terminate Operator’s services under this Services Agreement in accordance with Section 15.4.11. If Owners are required pursuant to any clause of this Section 11.6 to pay an amount that would have a material adverse effect on Owners, then such Legally Compelled Capital Replacement will be deemed to be a “Burdensome Legal Requirement” and Owners may elect to not make such expenditure and terminate Operator’s services under this Services Agreement in accordance with Section 15.4.11. If such Legally Compelled Capital Replacements are undertaken, Operator shall consult with and obtain Owners’ approval before implementing such Legally Compelled Capital Replacements. In all cases, Owners shall have the right, but not obligation, to contest the validity or application of any Laws which are the subject of this Section 11.6.

11.7                           Implementation of Capital Replacements. The implementation or construction of all Capital Replacements, repairs, additions and changes in this ARTICLE 11 shall be overseen by Operator, unless otherwise determined by Owners, and shall not unreasonably interfere with the Gaming Operations or the Racing Operations. Owners’ obligations with respect to Maintenance Capital Replacements shall be suspended during the pendency of any Event of Default by Operator.

11.8                           Ownership of Capital Replacements. All Capital Replacements made with respect to any property that is owned by Owners or their Affiliates shall be owned by Owners or such Affiliates. Proceeds from the sale of any Capital Replacements that are no longer needed in the Racing Operations or other activities of Owners shall be for the sole account of Owners or such Affiliates. After the termination of Operator’s services under this Services Agreement, Operator may retain those Capital Replacements which Operator solely owns and which are portable without damaging the Racing Premises as long as Operator delivers the Racing Operations to Owners in a condition that allows Owners or their designees to continue operating the Racing Operations in accordance with the Operating Standard.

11.9                           Capital Replacements During Gaming License Application Period. During the Gaming License Application Period, the Parties shall use their respective commercially reasonable efforts to minimize all Capital Replacements relating to the Meadows Facility or the Racing Operations (including, without limitation, Maintenance Capital Replacements and Shared Capital Replacements).

ARTICLE 12

BANK ACCOUNT; WORKING CAPITAL; FINANCIAL STATEMENTS;
ACCOUNTING

12.1                           Operator’s Responsibilities for Pre-Existing Matters. In addition to the duties set forth in Section 3.1.23, Operator has agreed that it shall be liable for, and shall assume and pay, discharge and perform as and when due, all obligations and Liabilities of the Racing Operations occurring, existing or arising prior to the Effective Date other than those relating to Taxes and environmental matters, it being agreed that pre-existing Taxes and environmental matters shall be governed, respectively, by Article VII and Sections 9.03(a)(iv) and (v) of the Purchase Agreement,  (the “Pre-Existing Liabilities”). The Pre-Existing Liabilities shall include, without limitation, the following, in each case occurring, existing or arising prior to the Effective Date:

(a)                                  any and all Liabilities set forth on the Financial Statements delivered pursuant to Section 3.07 of the Purchase Agreement;

(b)                                 any and all Liabilities arising under or with respect to employment, working conditions, wages and/or compensation, benefits, claims and all other matters related to employees, agents and other personnel of the Racing Operations;

(c)                                  any fine, penalty, levy or assessment imposed by any Governmental Authority with respect to the operation of the Racing Operations;

(d)                                 any and all Actions by and all Liabilities related to employees and independent contractors of the Racing Operations; and

(e)                                  any and all Liabilities of the Racing Operations arising out of any Action.

12.2                           Operating Accounts. Operator shall select and establish, in the name of Operator, one or more bank accounts (collectively, the “Operating Accounts”) at one or more banking institutions with respect to which the Operator will be the only Person authorized to draw upon such Operating Accounts in accordance with the terms and conditions of this Services Agreement. All signers on the Operating Accounts shall be bonded in an amount required by Law, indemnifying Operator for any loss, theft, embezzlement or other fraudulent act on the part of the signatory. Operator shall maintain the Operating Accounts in the name of the Operator and shall at all times maintain and manage the Operating Accounts in accordance with all Laws (including, without limitation, the Pennsylvania Act and the Gaming Act). All proceeds, revenues and other sums received from the operation of the Racing Operations, including amounts received for operations prior to the Effective Date, shall be deposited, in accordance with the Operating Standard, into the Operating Accounts (with respect to different Operating Accounts, in proportions set out in the applicable Business Plan). Operator may make payments pursuant to satisfying its duties under this Services Agreement from the Operating Accounts. Operator shall in all cases maintain proper supporting documentation for all such payments. Any payment which would result in the Operating Account falling below the Minimum Balance (as defined below) shall require the prior approval of Owners, which shall not be unreasonably withheld.

12.3                           Minimum Balance of the Operating Accounts. Operator shall at all times cause the aggregate available funds (the “Minimum Balance”) in the Operating Accounts to be the greater of (i) $750,000; and (ii) such amount as may be required by Law. The Minimum Balance shall be allocated among all Operating Accounts in the amounts set forth in the applicable Business Plan. If at any time the aggregate available funds in the Operating Accounts fall below the Minimum Balance, Operator agrees to immediately deposit sufficient funds necessary to cause the Operating Accounts to meet the Minimum Balance.

12.4                           Withdrawals; Operator’s Duty to Fund. In the event that the balance of the Operating Accounts exceeds the Minimum Balance, then Operator may withdraw for its own account amounts in excess of the Minimum Balance from the Operating Accounts. In no event (i) will Owners or their Affiliates be required to deliver or cause to be delivered funds to the Operating Accounts, or otherwise to the Racing Operations or (ii) will any amounts that Operator deposits into the Operating Accounts be deemed to be loans made to Owners or their Affiliates.

12.5                           Operating Fee. Not later than the first day of each calendar quarter, Operator shall pay to Owners or their designated Affiliate an amount equal to $12,500 as an operating fee for the upcoming quarter, provided, that for any partial quarter period, such amount shall be pro-rated based on the number of days.

12.6                           Financial Statements.

12.6.1                  Periodic Reports.

(a)                                  Monthly. No later than twenty (20) days after the end of each month, Operator shall deliver to Owners the unaudited financial statements for that month prepared from the books of account maintained by Operator containing: (i) a balance sheet of the Racing Operations as of the end of that month; (ii) the related consolidated statements of income and cash flow of the Racing Operations for the period beginning with January then ended; and (iii) and any other schedules, statements and reports as may be reasonably requested from time to time by Owners.

(b)                                 Quarterly. No later than thirty (30) days after the end of each quarter, Operator shall deliver to Owners the unaudited financial statements for that quarter prepared from the books of account maintained by Operator containing: (i) a balance sheet of the Racing Operations as of the end of that quarter; (ii) the related consolidated statements of income and cash flow of the Racing Operations for the period beginning with the first quarter then ended; and (iii) and any other schedules, statements and reports as may be reasonably requested from time to time by Owners.

(c)                                  Annually. Within sixty (60) days after the end of each year, Operator shall deliver to Owners an audited balance sheet of the Racing Operations as of the year then ended and the related consolidated statements of income and cash flow of the Racing Operations for the year then ended, together with the report thereon of a certified public accounting firm retained by Operator and approved in advance by Owners. Owners agree that

Operator shall not be required to audit such financial statements if Owners reasonably determine that such audit is not reasonably necessary.

12.6.2                  Preparation of Periodic Reports. All financial statements required to be prepared and delivered by Operator pursuant to Section 12.6.1 above shall (i) be prepared in accordance with the books of account and other financial records of the Racing Operations, (ii) present fairly the financial condition and results of operations of the Racing Operations as of the dates thereof or for the periods covered thereby, (iii) have been prepared in accordance with GAAP applied on a basis consistent with the past practices of the Owners prior to the Closing Date as defined in the Purchase Agreement, and (iv) include all adjustments (consisting only of normal recurring accruals) that are necessary for a fair presentation of the financial condition of the Racing Operations and the results of the operations of the Owners as of the dates thereof or for the periods covered thereby.

12.6.3                  Cost of Financial Statements. The cost of preparing all financial statements (including an audit, if any, pursuant to Section 12.6.1) required under this Services Agreement shall be borne by Operator.

12.7                           Right to Audit Operator. Further to Section 3.1.13, Owners shall at any time during the Term and for five years after Operator ceases providing services under this Agreement, at its cost, have the right to audit the books and records of Operator.

12.8                           Guaranty. In order to induce Owners to enter into this Services Agreement with Operator, Guarantor, hereby unconditionally and irrevocably guaranties to Owners and to their respective successors and assigns the full and prompt payment when due, of (i) all obligations of Operator now or hereafter existing under Sections 3.1.16, 3.1.18, 15.6, 20.2, 20.3, ARTICLE 12, ARTICLE 17, ARTICLE 18 and ARTICLE 19 (collectively, the “Guaranteed Obligations”), and (ii) any and all costs and expenses, including, without limitation, reasonable attorneys’ fees, investigative and other similar costs and expenses incurred by Owners and the Persons described in Section 19.3.1 in successfully collecting or enforcing the Guarantied Obligations. This guaranty given pursuant to this Section 19.3.1 is a continuing, absolute guaranty of payment and performance, and not of collection, and shall remain in effect until the Guarantied Obligations have been satisfied in full.

12.9                           Waivers. Guarantor hereby waives (i) presentment, demand for payment and protest of nonpayment of the Guaranteed Obligations, and notices of protest, dishonor and nonperformance, (ii) notice that credit has been extended by Owners or the Persons described in Section 19.3.1 in reliance on such Guarantor’s guarantee of the Guaranteed Obligations, and (iii) demand for performance or observance (or demand for enforcement of any provision or any pursuit or exhausting) of rights or remedies against the Operator or any other obligor on, or guarantor of, the Guaranteed Obligations, and any requirements of diligence or promptness on Owners’ part (or on the part of the Persons described in Section 19.3.1) in connection therewith. No delay or omission on Owners’ or such Person’s part in exercising any right with respect to the Guaranteed Obligations shall operate as a waiver or relinquishment of such right. To the extent it may lawfully do so, the Guarantor hereby agrees to waive, and does hereby absolutely and irrevocably waive and relinquish the benefit and advantage of, and does hereby covenant not to assert, any appraisement, valuation, stay, extension, redemption or similar Law, now or at any time hereafter in force, which might delay, prevent or otherwise impede the performance or enforcement of the Guaranteed Obligations.

ARTICLE 13

MORTGAGES; DEBT ENCUMBRANCES; SUBORDINATION

13.1                           Non Encumbrance. Operator shall not mortgage or encumber the Racing Premises, including, without limitation, the real and personal property and the furniture, fixtures and equipment thereon.

13.2                           Cooperation in Financing. Operator agrees to fully cooperate with Owners if Owners elect to seek or obtain financing with respect to the Racing Operations or the Gaming Operations. Operator shall take no actions which interfere with Owners’ rights to encumber or mortgage the Racing Premises or the Casino, including, without limitation, the real and personal property and furniture, fixtures and equipment thereon, and Operator agrees to comply with all terms and conditions of any such financing arrangements to the extent they apply to Operator. Owners agree to not knowingly encumber or mortgage the personal property of Operator, except as set forth in Section 3.1.16(c).

13.3                           Access to Premises. Upon reasonable advance notice from any mortgagee or debt encumbrance holder designated by any Owner, Operator shall accord such entity and its agents the right to enter upon any part of the Racing Premises at any reasonable time for the purposes of examining, inspecting and copying the books and records of any of the Owners.

13.4                           Foreclosure. Subject to Section 15.4.6, if any mortgagee or debt encumbrance holder obtains ownership of any portion of the Racing Operations due to any legal proceedings, foreclosure, or conveyance in lieu of foreclosure and has cured any existing defaults of Owners, Operator shall continue to perform under and honor the terms of this Services Agreement with the mortgagee or debt encumbrance holder, provided that such foreclosing party is not in default hereunder and elects to keep this Services Agreement in effect. If the mortgagee or debt encumbrance holder continues with this Services Agreement, Owners and Operator shall acknowledge the same in writing.

13.5                           Subordination. This Services Agreement shall be subject and subordinate to any ground lease, mortgage, lien, deed of trust or any other hypothecation for security now or hereafter placed upon the Racing Premises or the entire site of which the Racing Premises are a part and to any and all advances made on the security thereof and to any and all renewals, modifications, consolidations, replacements and extensions thereof. Operator agrees to execute any instruments, assurances and documents that any Owner may deem reasonably necessary to effect the subordination described herein. As a condition to executing any subordination agreement, Operator may require the holder of the interest to which this Services Agreement is to be subordinated to execute a commercially reasonable form of recognition agreement whereby such holder agrees that, notwithstanding such subordination, Operator’s rights shall not be disturbed if Operator is not in default, unless this Services Agreement is otherwise terminated pursuant to its terms.

13.6                           Estoppel Certificates. Operator shall provide, at the request of any Owner or the landlord under any OTB lease agreement, to those mortgagees or debt encumbrance holders designated by such Owner or landlord, a statement in writing and recordable form certifying that this Services Agreement has not been modified and, to the best of Operator’s knowledge, is in full force and effect or, if there have been modifications, stating the modifications. The estoppel certificate prepared by Operator shall also state that, to the best of Operator’s knowledge, no defaults by any Party under this Services Agreement exist, or if so, specifying the applicable Event of Default. Operator shall deliver any estoppel certificate requested hereunder within ten (10) days of receipt of a written request for the same.

ARTICLE 14

CERTAIN REPRESENTATIONS AND WARRANTIES

14.1                           Authorization. Each Party represents and warrants that it has full power and authority to enter into and execute this Services Agreement and to be bound by and perform the terms hereof, and that the Persons executing this Services Agreement on behalf of Owners and Operator, respectively, are fully authorized to act on behalf of such respective Parties and execute and deliver this Services Agreement.

14.2                           No Conflicts. Each Party represents and warrants that neither the consummation of the actions contemplated by this Services Agreement to be performed by either Party, nor the fulfillment of the terms and conditions of this Services Agreement, conflicts with or results in a breach of any of the terms and conditions of, or constitute a default under, any Law, agreement, indenture, instrument, or undertaking to which such Party is a party or by which it is bound.

ARTICLE 15

DEFAULT; TERMINATION; WINDING UP

15.1                           Default by Operator. Each of the following events will be deemed an “Event of Default by Operator”:

15.1.1                  Bankruptcy Events. (i) Operator applies for or consents to the appointment of a receiver, trustee, or liquidator; (ii) Operator files a voluntary petition for bankruptcy, or makes a general assignment for the benefit of creditors; (iii) Operator makes a written admission of an inability to pay debts when they become due or the dissolution or winding up of business; or (iv) an order, judgment or decree is entered by any court of competent jurisdiction (or on the application of a creditor) adjudicating Operator bankrupt or insolvent or approving a petition of reorganization of Operator or appointing a receiver, trustee or liquidator of Operator or all or a substantial part of the assets of Operator, and the order, judgment or decree continues unstayed and in effect for a period of sixty (60) days;

15.1.2                  Acute or Chronic Breach. (i) Operator fails to keep, observe or perform any material covenant, agreement, term or provision of this Services Agreement which is to be kept, observed or performed by Operator or Guarantor fails to keep, observe or perform any material covenant, agreement, term or provision of the Purchase Agreement which is to be kept, observed or performed by Guarantor; (ii) Operator, more than twice monthly for three consecutive months, after receiving notice from Owners, fails to keep, observe or perform any covenant, agreement, term or provision of this Services Agreement which is to be kept, observed or performed by Operator; or (iii) Operator breaches any of its representations or warranties made in this Services Agreement or Guarantor breaches any of its representations or warranties made in the Purchase Agreement, in all cases of this clause (iii) which such breach has a material adverse effect on Owner, the Racing Operations or the Gaming Operations;

15.1.3                  Regulatory Default. The PHRC, the Gaming Board or any Governmental Authority determines that Operator is unsuitable to continue the operation of the Racing Operations, or Operator fails to obtain or maintain any material License required for Operator’s performance under this Services Agreement;

15.1.4                  Operating Accounts; Operating Fee Payments. Operator fails to comply with its obligations under Section 12.3, and such failure is not cured within five (5) banking days after receiving written notice, provided, that Operator is not also in material breach of its other duties under this Services Agreement, in which case, such cure period shall be reduced to two (2) banking days; and

15.1.5                  XpressBet, Inc. XpressBet, Inc. fails to keep, observe or perform any material covenant, agreement, term or provision of any of the agreements between XpressBet, Inc. and the Owners which is to be kept, observed or performed by XpressBet.

15.2                           Default by Owners. Each of the following events will be deemed an “Event of Default by Owners”:

15.2.1                  Bankruptcy. (i) Any Owner or Buyer applies for or consents to the appointment of a receiver, trustee, or liquidator; (ii) any Owner or Buyer files a voluntary petition for bankruptcy, or makes a general assignment for the benefit of creditors; (iii) any Owner or Buyer makes a written admission of an inability to pay debts when they become due or the dissolution or winding up of business; or (iv) an order, judgment or decree is entered by any court of competent jurisdiction (or on the application of a creditor) adjudicating any Owner or Buyer bankrupt or insolvent or approving a petition of reorganization of any Owner or Buyer or appointing a receiver, trustee or liquidator of any Owner or Buyer or all or a substantial part of the assets of any Owner or Buyer, and the order, judgment or decree continues unstayed and in effect for a period of sixty (60) days;

15.2.2                  Acute or Chronic Breach. (i) Any Owner fails to keep, observe or perform any material covenant, agreement, term or provision of this Services Agreement which is to be kept, observed or performed by such Owner which is not caused by Operator or Buyer or, in the case of the Holdback Guarantee, the guarantor thereunder, fails to keep, observe or perform any material covenant, agreement, term or provision of the Holdback Agreement or Holdback Guarantee, as the case may be which is to be kept, observed or performed by Buyer; (ii) any Owner more than twice monthly for three consecutive months, after receiving notice from Operator, fails to keep, observe or perform any covenant, agreement, term or provision of this Services Agreement which is to be kept, observed or performed by such Owner; (iii) any Owner breaches its representations or warranties made in this Services Agreement which such breach has a material adverse effect on Operator; or (iv) any Specified Default Trigger Event (as defined in the Note Agreement) shall have occurred under the Note Agreement; and

15.2.3                  Regulatory Default. The PHRC, the Gaming Board or any comparable Governmental Authority determines that Owners are unsuitable to continue the operation of the Racing Operations.

15.3                           Curing of Certain Events of Defaults. If an Event of Default is capable of being cured, then upon receipt of any notice of an Event of Default, the defaulting Party shall expeditiously undertake to cure such Event of Default by the earlier of thirty (30) days or as soon as reasonably practical (or such earlier period as may be expressly provided in this Services Agreement), after receipt of such notice. Notwithstanding anything else in this Services Agreement, in no event will Operator (i) have more time to cure an Event of Default by Operator that causes any Owner to be in default under any material Agreement with any third party than such Owner has under such Agreement to cure such default or (ii) have more than five (5) banking days to cure any monetary defaults under Section 12.3.

15.4                           Termination Events. Subject to the last sentence of this Section 15.4, Operator’s services under this Services Agreement may be terminated as follows:

15.4.1                  Mutual Agreement. The Parties may terminate Operator’s services under this Services Agreement by mutual written consent or in accordance with ARTICLE 5;

15.4.2                  Event of Default by Operator. Owners may terminate Operator’s services under this Services Agreement upon an Event of Default by Operator, effective, with respect to Events of Default by Operator that are incapable of cure, upon receipt of notice, and effective, with respect to Events of Default by Operator that are capable of cure but have not been cured in accordance with Section 15.3, upon the expiration of the cure period set forth in Section 15.3;

15.4.3                  Event of Default by Owners. Operator may terminate Operator’s services under this Services Agreement upon an Event of Default by any Owner, effective, with respect to Events of Default by Owners that are incapable of cure, upon receipt of notice, and effective, with respect to Events of Default by Owners that are capable of cure but have not been cured in accordance with Section 15.3, upon the expiration of the cure period set forth in Section 15.3;

15.4.4                  Condemnation or Destruction. Operator’s services under this Services Agreement may be terminated in accordance with the terms and conditions set forth in ARTICLE 16 regarding the condemnation or destruction of the Meadows Facility;

15.4.5                  Prohibited Transfers by Operator. Owners may terminate Operator’s services under this Services Agreement upon any attempted transfer or assignment of this Services Agreement prohibited under Section 20.12.1, to which Owners do not consent in writing;

15.4.6                  Sale of Racing Operations or Casino. Either Party shall have the right to terminate Operator’s services under this Services Agreement by written notice to the other Parties upon (i) the Meadows Facility or substantially all of the assets of the Meadows Facility or substantially all of the assets of the Racing Premises being sold or transferred to a Person other than Owners’ Affiliates; (ii) with respect to any of the Owners, the sale of all or substantially all of its assets or business or merger into or consolidation with or into another entity or any other transaction or series of transactions, in all cases, the result of which would be that Bill Wortman, Bill Paulos, and/or Oaktree Capital Management, LLC do not, directly or indirectly, own at least fifty-percent of the voting power of the surviving entity or the transferee, as the case may be, immediately after the closing of the transaction; (iii) a transfer authorized under Section 20.12.1; or (iv) a change in control of Guarantor, provided, however, that Section 15.4.13, and not this Section 15.4.6, shall apply upon a Stock Transfer Event;

15.4.7                  Revocation or Non-Renewal of Licenses. Owners may terminate Operator’s services under this Services Agreement immediately upon notice to Operator in the event that (i) any of the Racing Licenses; (ii) any License required for Operator to perform its obligations under this Services Agreement; or (iii) if issued, the Gaming License is revoked, suspended, withdrawn, or not renewed.

15.4.8                  Jeopardy of Gaming License. Owners may terminate Operator’s services under this Services Agreement upon delivery of written notice to Operator if Operator engages in actions which Owners reasonably believe may jeopardize the issuance of or continued possession of the Gaming License and Operator fails to cure within the shorter of ten (10) days or such period necessary to prevent the occurrence of irreparable harm to Owner’s ability to obtain or retain the Gaming License;

15.4.9                  Force Majeure. Any Party may terminate Operator’s services under this Services Agreement upon written notice to the other Parties upon an event of Force Majeure being in effect for more than ten (10) consecutive days, as set forth in Section 20.10;

15.4.10            Cessation of Racing Operations. Owners may elect at any time (after the Repayment Date but not before the Repayment Date) in their complete, unfettered discretion that the Meadows Facility shall cease Racing Operations, in which case, each of Owners and Operator shall have the option to terminate Operator’s services under this Services Agreement upon written notice to Operator or Owners, as the case may be, provided further that Owners shall reimburse Operator for any expenses reasonably incurred prior to receipt of the notice provided for above for any race meet scheduled in accordance with the Business Plan that is canceled pursuant to the provisions of this Section 15.4.10;

15.4.11            Burdensome Legal Requirement. Owners or Operator may elect to terminate Operator’s services under this Services Agreement immediately upon notice to Operator or Owners, as applicable, in the event of a Burdensome Legal Requirement, such notice being effective upon the date on which the Law or the new application of the Law underlying such Burdensome Legal Requirement is effective;

15.4.12            Failure to Begin Casino Construction. Operator may elect to terminate Operator’s services under this Services Agreement upon written notice to Owners delivered anytime on or after the fourth anniversary of the Effective Date if the Owners have not begun or caused to begin construction of the Casino before receiving such notice; or

15.4.13            Stock Transfer. Operator’s services under this Services Agreement shall automatically terminate upon a Stock Transfer Event.

Notwithstanding the foregoing provisions of this Section 15.4 (other than Section 15.4.13) and notwithstanding any other provision of this Services Agreement (other than Section 15.4.13), Operator’s services under this Services Agreement may not be terminated by Owners or Operator without the prior written consent of the Operator or Owners, as applicable, at any time prior to the Repayment Date, provided however, that nothing herein shall in any way be deemed to waive or otherwise limit the other rights or remedies of any Party or their Affiliates under this Services Agreement.

15.5                           Rights and Remedies Upon Termination. Following any termination of this Services Agreement the Parties shall retain all other rights and remedies which may be provided at law or in equity.

15.6                           Winding Up; Working Capital Adjustment; Transition Services. Promptly upon termination of Operator’s services under this Services Agreement (except any termination pursuant to Section 15.4.13 (in connection with a Stock Transfer Event):

15.6.1                  Delivery of Books and Records. Operator shall deliver to Owners, or their designees, copies of all books and records maintained by Operator for the Racing Operations.

15.6.2                  Operating Accounts. Operator shall make no withdrawals from the Operating Accounts without Owners’ prior written consent except as authorized under Section 12.4.

15.6.3                  Release and Assignment. Subject to Section 11.8, Operator shall release, assign, and transfer to Owners or their designees any and all interests it may have in the real, tangible and personal property and any Agreements (which Owners or their designees in their sole discretion shall select as set forth in Section 3.1.16(c)) or encumbrances with respect thereto, the Racing Operations or the Casino, and Owners agree to accept such transfer and assume such Agreements or cause their designees to accept such transfer and assume such Agreements. Operator shall assign or transfer to Owners or their designees all Licenses (to the fullest extent permitted by law) or other documents held or owned by Operator in connection with the Racing Operations, and shall take all reasonably necessary actions to accomplish such assignments or transfers.

15.6.4                  Surrender. Operator shall remove itself from the Racing Premises no later than five (5) days after the date of termination of Operator’s services under this Services Agreement, except with Owners’ prior written approval and except to the extent that Operator is providing transition services pursuant to Section 15.6.6. Subject to Operator’s obligations to provide the Racing Operations to Owners or their designees in a manner that allows them to operate the Racing Operations in accordance with the Operating Standard, as set forth in Section 15.6.6, the Racing Premises shall be left in as good condition as on the Effective Date, or in the event of renovation, in as good condition as on the date of completion of such renovations, except for ordinary wear and tear or Force Majeure destruction.

15.6.5                  Working Capital Adjustment. In all cases other than a termination pursuant to Section 15.4.13:

(a)                                  Within sixty (60) days following the date of termination of Operator’s services under this Services Agreement Operator shall prepare and deliver to Owners a statement (the “Termination Date Net Working Capital Statement”) setting forth the Net Working Capital of the Racing Operations as of such date (the “Termination Date Net Working Capital”), which shall be in accordance with GAAP applied in a manner consistent with preparation of the Financial Statements set forth in Section 12.6 and which shall include any amounts owing to Operator in respect of shared capital expenditures as set forth in Section 11.6.2 (the “Accounting Procedures”). The Termination Date Net Working Capital Statement shall be prepared based on the books and records of the Racing Operations as of the termination date and shall be verified by, reviewed by, and shall be accompanied by the statement thereon of, Ernst & Young, L.L.P., accountants of Operator (“Operator’s Accountants”), stating that the Termination Date Net Working Capital has been determined in accordance with the Accounting Procedures. During the preparation of the Termination Date Net Working Capital Statement by Operator and the period of any dispute provided for in Section 15.6.5(c), Owners shall provide Operator and Operator’s Accountants reasonable access to the books, records, facilities and employees of any of the Owners during normal business hours with reasonable notice, and Owners shall cooperate with Operator’s Accountants, in each case to the extent reasonably required by Operator and Operator’s Accountants in order to prepare the Termination Date Net Working Capital Statement.

(b)                                 Subject to the limitations set forth in Section 15.6.5(c), if Operator has not received a Notice of Dispute from Owners in accordance with Section 15.6.5(c) within thirty (30) days after the date of receipt by Owners of the Termination Date Net Working Capital Statement:

(i)                                     Subject to Section 15.6.5(c), if the amount of the Termination Date Net Working Capital shown on the Termination Date Net Working Capital Statement is less than $0.00, then Owners shall deliver written notice to Operator specifying the amount of such deficiency, and, subject to Section 19.5 with regards to nonpayment, Operator shall, within five business days of its receipt of such notice, pay such amount to Owners by wire transfer in immediately available funds; and

(ii)                                  Subject to Section 15.6.5(c), if the amount of the Termination Date Net Working Capital shown on the Termination Date Net Working Capital Statement is greater than $0.00, Owners shall pay to Operator, within five business days of a notice to such effect from Operator, an amount equal to such excess.

All payments to be made under this subsection (b) shall be made by wire transfer of immediately available funds to an account designated by the receiving party.

(c)                                  (i)                                     If not disputed by Owners in accordance with this Section 15.6.5(c), the Termination Date Net Working Capital Statement delivered by Operator to Owners shall be final, binding and conclusive on the Parties. Owners may dispute any amounts reflected on the Termination Date Net Working Capital Statement to the extent that the net effect of such disputed amounts in the aggregate would be to change the Termination Date Net Working Capital by more than $30,000; provided, however, that Owners shall notify Operator and Operator’s Accountants in writing of each disputed item, specifying the amount thereof in dispute and setting forth, in reasonable detail, the basis for such dispute, within 30 days of Owners’ receipt of the Termination Date Net Working Capital Statement (the “Notice of Dispute”). In the event of such a dispute, during the thirty (30) days immediately following receipt by Operator of the Notice of Dispute, each of Operator, Operator’s Accountants, Owners and Owners’ accountants shall negotiate in good faith to resolve any differences that they may have with respect to each matter specified in the Notice of Dispute.

(ii)                                  If, at the end of such thirty (30) day period or such longer period as may be mutually agreed, Owners and Operator are unable to reach a resolution of all matters in the Notice of Dispute, leaving in dispute amounts the net effect of which in the aggregate with the amounts agreed upon by Owners and Operator would change the Termination Date Net Working Capital by at least $30,000, Owners may submit the items remaining in dispute that Owners shall be entitled to dispute by the terms of this Section 15.6.5(c) for resolution to such independent accounting firm as may be mutually acceptable to Operator and Owners (the “Independent Accounting Firm”), which shall, within thirty (30) business days of such submission, determine and report to Operator and Owners upon such remaining disputed items, and such report shall have the legal effect of an arbitral award and shall be final, binding and conclusive on Operator and Owners. The fees and disbursements of the Independent Accounting Firm shall be allocated between Operator and Owners in the same proportion that the aggregate amount of such remaining disputed items so submitted to the Independent Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Independent Accounting Firm) bears to the total amount of such remaining disputed items so submitted. Operator and Owners shall pay their own costs incurred in connection with the Notice of Dispute.

(iii)                               No adjustment to any amount payable by Operator or Owners pursuant to Section 15.6.5(b) shall be made with respect to amounts disputed by Owners pursuant to this Section 15.6.5(c), unless the net effect of the amounts successfully disputed by Owners in the aggregate is to change the Termination Date Net Working Capital by at least $30,000.

(iv)                              Any amount that is payable under Section 15.6.5(b), including, without limitation, any portion thereof that is subject to dispute under this Section 15.6.5(c) shall be paid by Operator or Owners, as the case may be, by wire transfer of immediately available funds, to an account designated by the receiving party, within five business days following the resolution of the matters set forth in the Notice of Dispute or, at the option of the paying Party, upon the resolution of any particular dispute, and in an amount in accordance with such resolution.

(d)                                 In acting under this Services Agreement, Operator’s Accountants, Owners’ accountants and the Independent Accounting Firm shall be entitled to the privileges and immunities of arbitrators.

(e)                                  Any payment required to be made by Operator or Owners pursuant to Section 15.6.5(b) shall bear interest from the date of termination of Operator’s services under this Services Agreement through the date of payment on the basis of the average of the daily rate of interest publicly announced by Citibank N.A. in New York, New York from time to time as its base rate from the Closing Date to the date of such payment.

(f)                                    If this Services Agreement is terminated effective at the end of the fifth year anniversary of the Effective Date, then the Final Release (as defined in the Holdback Agreement) shall not be paid until the completion of and payment of amounts due under the working capital adjustment set forth in Section 15.6.5 of this Services Agreement or until satisfied in accordance with Section 19.5.

15.6.6                  Transition Services. At Owners’ election, if Operator’s services under this Services Agreement are terminated for any reason (other than in connection with a Stock Transfer Event), Operator shall provide, and shall cause its Affiliates to provide, all transition services reasonably necessary for Owners or their designees to manage and operate the Racing Operations on a “turn-key” basis after such termination date in accordance with the Operating Standard (except to the extent that Owners have declined to assume, in accordance with Section 15.6.3, any Racing Operations Agreement), which for the avoidance of doubt, may include financial statements. Such transition services shall be delivered free of charge to Owners or their designees, except if this Services Agreement is terminated as a result of an Event of Default by Owners pursuant to Section 15.4.3, in which case, such services shall be provided at a reasonable fee. All such services shall be performed expeditiously, in a professional manner, and in accordance with the Operating Standard. For purposes of clarity, references in this Services Agreement to “termination of Operator’s services under this Services Agreement” shall not be deemed to mean Operator’s services with respect to providing transition services. However, all such transition services shall be deemed to constitute part of the “Racing Operations.”  The period of time during which Operator shall provide transition services in accordance with this Section 15.6.6 shall be deemed the “Transition Period.”   In the event Operator’s services under this Services Agreement are terminated in connection with a sale of the Racing Operations or Casino (other than in connection with a Stock Transfer Event), Operator shall offer to provide buyer with the transition services reasonably necessary for it to manage and operate the Racing Operations for a reasonable fee and a reasonable period of time.

15.7                           Limited Termination in Certain Events. Upon the occurrence of a Stock Transfer Trigger Date, Operator (i) shall not be obligated to comply with Section 7.1.1, Section 7.1.2, Section 7.3, Section 7.4 or Section 7.5 and (ii) may, without Owners’ prior consent, take any of the actions described in Section 4.1, provided, however, that in case of clause (ii) of this Section 15.7, Operator shall not take any action or fail to take any action that imposes or is reasonably likely to impose any obligation or Liability upon, or otherwise adversely affects or prejudices the rights of, any Person who is an Affiliate of the Owners (other than any other Owner). Upon the occurrence of a Specified Default Trigger Event (as defined in the Note Agreement), Operator shall not be obligated to comply with Section 12.3 or Section 15.6.2.

ARTICLE 16

CONDEMNATION AND DESTRUCTION

16.1                           Condemnation. If the whole of the Meadows Facility, or a portion thereof which inhibits the ability to conduct the Racing Operations at the Meadows Facility, is taken or condemned in any eminent domain, condemnation, compulsory acquisition or like proceeding by any competent authority for any public or quasi-public use or purpose, then either Operator or the Owners may terminate this Services Agreement as of the date on which Owners are required to surrender possession of the Meadows Facility or portion thereof as a consequence of the taking or condemnation. Operator shall continue to supervise and direct the management and operation of the Racing Operations until Owner is required to surrender possession of the Meadows Facility as a consequence of the taking or condemnation. Upon surrender of possession, if either Operator or the Owners elect to terminate this Services Agreement, Operator’s services under this Services Agreement shall immediately terminate, and Operator will be entitled to participate in the condemnation proceeding as a defendant and have its share of the award determined by the court overseeing the condemnation proceeding.

16.2                           Destruction. If all or a portion of the Meadows Facility is destroyed in whole or in significant part by fire or other material casualty, and such destruction materially impairs the ability to conduct the Racing Operations at the Meadows Facility, then Operator or Owners may elect to terminate Operator’s services under this Services Agreement by giving notice to the other within thirty (30) days after the date of the material casualty; provided that if the proceeds from the insurance policies maintained under this Services Agreement are sufficient to rebuild (or if Owners otherwise elect to rebuild) the Meadows Facility in substantially the same form as existed before the casualty, then Operator may not elect to terminate its services under this Services Agreement if Owners reasonably promptly undertake to rebuild and complete such rebuilding as soon as practicable. If the Racing Operations continues to operate throughout the reconstruction, repair or modification, then this Services Agreement shall remain in full force and effect; however, should the Racing Operations at the Meadows Facility cease to operate during the period of construction, repair or modification, then the provisions of this Services Agreement will abate (to the extent of such destruction) during the period of repair, other than the right of Operator to participate in the construction, repair and modification of the facility.

ARTICLE 17

NON-COMPETITION

Operator hereby confirms that it is bound by the non-competition obligations set forth in Section 5.08 of the Purchase Agreement.

ARTICLE 18

INSURANCE

18.1                           Operator’s Insurance Obligations. No later than the Effective Date, Operator shall obtain and pay for all policies of insurance specified below, provided, however, that in no event shall the scope, type or limits of, or the exclusions and deductibles under, Operator’s insurance policies be less than that necessary to conform to reasonable industry standards for a similar harness racetrack with expanded gaming, taking into consideration inflation and any events or trends of liability which affect the risks attendant to owning and operating a harness racetrack with expanded gaming.

18.1.1                  Property Insurance. Operator shall provide, pay for and maintain property insurance covering the Racing Premises throughout the Term on buildings and structures, with endorsements for business interruption and extra expense, boiler and machinery, equipment breakdown and utility services interruption, and, where applicable, business personal property.

18.1.2                  Commercial General Liability, Excess Liability and Business Automobile. Operator shall provide, pay for and maintain commercial general liability, excess liability and business automobile insurances throughout the Term with respect to the Racing Premises and Racing Operations. Such policies shall afford Owners and Operator protection of at least $1,000,000 per occurrence and aggregate $2,000,000 per location with respect to commercial general liability and horse legal liability; $50,000,000 per occurrence and aggregate $100,000,000 with respect to excess liability, provided, that Operator will use reasonable efforts to obtain such excess liability coverage on an aggregate $50,000,000 per location basis (for purposes of this sentence, “per location” shall mean the Racing Premises taken as a whole); and $1,000,000 per accident with respect to business automobile.

18.1.3                  Commercial Crime. Operator shall provide, pay for and maintain crime coverage with respect to the Employees, including, without limitation, employee theft coverage, premises coverage and transit coverage. Such policy shall afford Owners and Operator protection of at least $1,000,000 per occurrence and shall insure Operator and the applicable Owners (or their Affiliates), each as their interests shall appear in connection with any loss insured thereunder.

18.1.4                  Workers’ Compensation and Employers’ Liability. Operator shall, on its own behalf and on behalf of Owners, provide, pay for and maintain all requisite workers’ compensation and employers’ liability insurance with respect to all Employees. The insurance coverage required (including, without limitation, the carrier, policy limits, deductibles and exclusions of each) must be in form, substance and amounts satisfactory to Owners in all respects and, if not, Operator shall obtain insurance from another provider selected by Owners in their sole and absolute discretion. Such insurance shall also include an endorsement where applicable, for alternate employer which designates that the loss experience shall be attributable to the Operator and not to the Owner(s).

18.1.5                  Employment Practices Liability; Fiduciary Liability. Operator shall provide, pay for and maintain policies of insurance affording protection of at least $5,000,000 policy limit with respect to Employment Practices Liability for the Racing Operations; and at least $3,000,000 policy limit with respect to Fiduciary Liability for the Racing Operations.

18.1.6                  Additional Policies Consistent with Past Practice. Operator shall provide, pay for and maintain such additional policies of insurance as are consistent with past practice and as disclosed pursuant to Section 3.15 of the Purchase Agreement.

18.1.7                  Other Insurance. Operator shall obtain, pay for and maintain all other insurance in respect of the Racing Operations that is required by Law, reasonably required by the Owners or set forth in the applicable Business Plan.

18.1.8                  Additional Duties. Operator shall add Owners as additional insureds on all policies of insurance relating to the Racing Operations (regardless of whether Operator is required under this Services Agreement to obtain such policies). Operator shall obtain, to the extent commercially reasonable, all policies of insurance required in this Section 18.1 from Guarantor’s corporate insurance plan. All limits of coverage specified herein shall be made fully available for the Racing Operations and Racing Premises, as applicable. No later than ten (10) days after the effective date of any such policy of insurance, Operator shall cause to be issued to Owners (or the appropriate Owner) proper certificates of insurance evidencing Operator’s compliance with its obligations in this Section 18.1. Operator shall deliver to Owners all notices of expiration or cancellation under all policies of insurance obtained by Operator relating to the Racing Operations. No material change in the insurance evidenced by any particular certificate shall be made by Operator without the prior written consent of Owners. Operator shall be responsible for the payment of all deductibles under the policies of insurances required in this ARTICLE 18.

18.2                           Providers; Additional Endorsements. All insurance provided for under this ARTICLE 18 shall be issued by insurance companies of good reputation and sound financial responsibility with an AM Best rating of at least A:X and licensed by the State of Pennsylvania. All insurance policies required under this Services Agreement shall be endorsed specifically to the effect that the policies shall not be cancelled or materially changed without less than thirty (30) days prior written notice to Owners and Operator. To the extent obtainable without significantly increasing the premium cost, all policies of comprehensive public liability insurance and comprehensive crime insurance shall contain an endorsement to the effect that the insurance shall be primary to any other similar insurance carried by Owners or Operator.

18.3                           Insurance Policy Inspection. Owners shall have the right as required by Law to inspect all policies of insurance maintained by Operator pursuant to this Services Agreement or otherwise relating to the Racing Operations. Operator shall provide, promptly upon Owners’ request, detailed summaries (including, without limitation, coverage limits, deductibles, endorsements and exclusions) of all policies of insurance maintained by Operator pursuant to this Services Agreement or otherwise relating to the Racing Operations.

18.4                           Waiver of Subrogation. Owners and Operator hereby agree that insurance policies carried by them (if any) pursuant to this ARTICLE 18 shall contain a clause permitting the insured to waive its right of subrogation against any other insured. Each of Owners and Operator hereby waives such rights of subrogation against the other or others and agrees to execute such documents and other evidence as may be reasonably requested by the other Parties from time to time to effectuate such waiver.

ARTICLE 19

INDEMNIFICATION

19.1                           Indemnification By Operator. Subject to Section 9.03(g) of the Purchase Agreement, Operator shall indemnify, defend and hold Owners free and harmless from all expenses, fees, losses, liabilities, damages, costs and other amounts (including, without limitation, reasonable attorneys’ fees, investigative and other similar costs and expenses) (collectively, “Losses”) arising out of or related to the following:

19.1.1                  all obligations and Liabilities of the Racing Operations arising out of or related to acts, omissions, events or occurrences that take place during the Term;

19.1.2                  the Pre-Existing Liabilities;

19.1.3                  the business or operations of XpressBet, or any predecessor or successor thereof (including the Owners prior to the Closing Date (as defined in the Purchase Agreement)), after the Effective Date;

19.1.4                  Operator’s gross negligence or willful misconduct during the Transition Period; or

19.1.5                  Operator’s breach of any representation or warranty or failure to perform any obligation, covenant or agreement made in this Services Agreement.

19.2                           Indemnification By Owners. Subject to Section 9.03(h) of the Purchase Agreement, Owners shall jointly indemnify and hold harmless Operator from any and all Losses arising out of or related to the following:

19.2.1                  the Gaming Operations;

19.2.2                  Owner’s breach of any representation or warranty or failure to perform any obligation, covenant or agreement made in this Services Agreement; or

19.2.3                  Owner’s encumbrance or mortgage of any personal property of Operator other than as set forth in Section 3.1.16(c).

19.3                           Indemnification in General.

19.3.1                  Indemnified Parties. The indemnities contained in this Services Agreement shall run to the benefit of Operator and Owners, respectively, their respective Affiliates, and the members, directors, officers, partners, employees, agents and representatives of Operator and Owners and of their respective Affiliates.

19.3.2                  Willful Misconduct or Gross Negligence. No Party shall have any liability under Section 19.1 or 19.2, as applicable, for any uninsured Losses to the extent that such Losses are the direct result of the other Party’s willful misconduct or gross negligence.

19.3.3                  Certain Off-Sets For Recovered Monies. Payments for Losses by any Party from whom indemnification is sought or received (an “Indemnifying Party”) to any Party seeking or obtaining indemnification (an “Indemnified Party”) pursuant to Sections 19.1 and 19.2, as applicable, shall be limited to the amount of any Loss that remains after deducting therefrom (i) any Tax benefit to the Indemnified Party, (ii) any insurance proceeds and any indemnity, contribution or other similar payment recovered by such Indemnified Party from any third party with respect thereto (it being agreed that the Indemnified Party will use its commercially reasonable efforts, and cause its Affiliates to use their commercially reasonable efforts, to recover such proceeds and payments and that, promptly after the realization of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified prior to the realization of reduction of such Losses minus the cost incurred by such Indemnified Party in recovering such proceeds, indemnity, contribution or other similar payment), and (iii) any amounts received by an Indemnified Party pursuant to Section 15.6.5 with respect to the subject matter in dispute to the extent taken into account in determining the payment pursuant to such section. A Tax benefit for purposes of this Section will be reasonably determined by the Indemnified Party’s accountants as the difference between (i) the amount of federal, state and local Tax Liabilities of the Indemnified Party and its Affiliates for the year with respect to which the indemnity payment is made, and (ii) the amount of federal, state and local Tax Liabilities of the Indemnified Party and its Affiliates for the year with respect to which the indemnity payment is made but without the effect of the event that gave rise to the indemnity payment. The Indemnified Party shall provide the Indemnifying Party with calculations and/or other information reasonably supporting the determination of the Tax benefit.

19.3.4                  No Consequential or Punitive Damages. Neither Owners nor Operator nor any of their respective Affiliates shall have any liability to the other or any other Indemnified Party under this Services Agreement for consequential or punitive damages, except that this Section 19.3.4 shall not limit an Indemnified Party’s right to recover fees or expenses of counsel or reimbursement or indemnity for claims by third parties to the extent otherwise provided for in this Services Agreement and paid or payable by a Party.

19.3.5                  No Duplicate Obligations. Operator and its Affiliates shall have no liability under any provision of this Services Agreement for any liabilities and damages to the extent that such liabilities and damages have been satisfied by Guarantor under the Purchase Agreement.

19.4                           Indemnification Procedures.

19.4.1                  Claims between Parties. No claim may be asserted, nor may any action be commenced against an Indemnifying Party for breach of any representation, warranty, covenant or agreement contained in this Services Agreement, unless written notice of such claim or action is received by such Indemnifying Party describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or action.

19.4.2                  Third Party Claims. An Indemnified Party under this Services Agreement shall give the Indemnifying Party under this Services Agreement prompt written notice (a

“Claim Notice”) of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any Loss as to which it may request indemnification under Section 19.1 or 19.2, as applicable, provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by the delay. The Indemnifying Party shall have the right to assume, through counsel of its own choosing, the defense or settlement of any such claim or proceeding at its own expense. If the Indemnifying Party elects to assume the defense of any such claim or proceeding, the Indemnified Party may participate in such defense, but in such case the expenses of the Indemnified Party shall be paid by it; provided, however, that if there exists or is reasonably likely to exist a conflict of interest (including, without limitation, if there may be one or more legal or equitable defenses available to the Indemnified Party which are different from or in addition to those of the Indemnifying Party and representation by the same counsel would be inappropriate due to the actual or potential differences between the parties) that would make it inappropriate in the reasonable judgment of the Indemnified Party for the same counsel to represent both the Indemnified Party and the Indemnifying Party, then the Indemnified Party shall be entitled to retain its own counsel, in each jurisdiction for which the Indemnified Party determines counsel is required, at the expense of the Indemnifying Party. With reasonable notice, the Indemnified Party shall provide the Indemnifying Party with reasonable access to its records and personnel relating to any such claim, assertion, event or proceeding during normal business hours and shall otherwise cooperate with the Indemnifying Party in the defense or settlement thereof, and the Indemnifying Party shall reimburse the Indemnified Party for all its reasonable out-of-pocket expenses in connection therewith. If the Indemnifying Party elects to direct the defense of any such claim or proceeding, the Indemnified Party shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted liability unless the Indemnifying Party consents in writing to such payment or unless the Indemnifying Party, subject to the fourth to the last sentence of this Section 19.4.2, withdraws from the defense of such asserted Loss or unless a final judgment from which no appeal may be taken by or on behalf of the Indemnifying Party is entered against the Indemnified Party for such Loss. If the Indemnifying Party shall fail to defend, or if after commencing or undertaking any such defense, fails to prosecute or withdraws from such defense, the Indemnified Party shall have the right to undertake the defense or settlement thereof, at the expense of the Indemnifying Party. If the Indemnified Party assumes the defense of any such claim or proceeding pursuant to this Section 19.4.2 and proposes to settle such claim or proceeding prior to a final judgment thereon or to forego any appeal with respect thereto, then the Indemnified Party shall give the Indemnifying Party prompt written notice thereof and the Indemnifying Party shall have the right to participate in the settlement or assume or reassume the defense of such claim or proceeding. Neither the Indemnified Party nor the Indemnifying Party shall settle any claim or proceeding without the written approval of the Indemnifying Party (in the case of a settlement by the Indemnified Party) or of the Indemnified Party (in the case of a settlement by the Indemnifying Party), which approval shall not be unreasonably withheld. Each Party agrees that, in the event an Indemnifying Party elects to direct the defense of any claim or proceeding, it will refrain from making any public announcements in respect of such claim or otherwise communicating with the news media. The Parties hereby consent to the non-exclusive jurisdiction of any court in which an Action by a third party is brought against any Indemnified Party for purposes of any claim that an Indemnified Party may have under this Services Agreement with respect to such Action or the matters alleged therein and agree that process may be served on any Party with respect to such a claim at the address specified in this Services Agreement.

19.5                           Payment of Indemnified Losses. Subject to Section 9.03(g) and Section 9.03(h) of the Purchase Agreement, once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this ARTICLE 19 or an amount is determined to be owing under Section 15.6.5 (if applicable), the Indemnifying Party shall satisfy its obligations within fifteen (15) business days of such final, nonappealable adjudication by wire transfer of immediately available funds with respect to any Loss or within the time periods specified pursuant to Section 15.6.5 with respect to amounts owing under such section; provided, that during the term of any of the Holdback Documents (as defined in the Purchase Agreement), if the Indemnifying Party is Operator and the Losses are covered under the Holdback Documents, then such obligations shall be satisfied in accordance with the provisions of the Holdback Documents. Subject to Section 9.03(g) and Section 9.03(h) of the Purchase Agreement, the Parties hereto agree that should an Indemnifying Party not make full payment of any such obligations (other than such obligations described in the provisos set forth in the immediately preceding sentence) within such fifteen (15) business day period or within such period as specified in Section 15.6.5, as the case may be, any amount payable shall accrue interest, compounded annually, calculated from the date of agreement of the Indemnifying Party or final, nonappealable adjudication through the date such payment has been made, on the basis of the average of the daily rate of interest publicly announced by Citibank N.A. in New York, New York from time to time as its base rate from the date of such agreement or such adjudication to the date of such payment. The Parties hereto agree that any indemnification made pursuant to this Services Agreement covered by the Holdback Documents shall be treated as an adjustment to the Purchase Price (as defined in the Purchase Agreement).

19.6                           Survival. The indemnity provisions of this ARTICLE 19 shall survive any cancellation, termination or expiration of this Services Agreement; provided that nothing herein shall be deemed to extend or waive any applicable statute of limitation.

ARTICLE 20

GENERAL

20.1                           No Warranties. Except as set forth in ARTICLE 14, no Party makes any representation or warranty (implied or express) whatsoever to any other Party in this Services Agreement. Operator bears all risk with respect to the profitability of the Racing Operations and understands that the harness racing and off-track betting industries are each subject to change, fluctuation and regulation and that Owners cannot control the market for these industries. Similarly, but without limiting Operator’s duties and obligations under this Services Agreement, Owners take all risks regarding the profitability of Gaming Operations and understand that the gaming business is subject to fluctuation and regulation and that Operator cannot control the market for these industries. Operator understands that Owners cannot guarantee that they will receive the Gaming License or that, if they do and are able to construct the Casino, the Racing Operations will realize benefits from the operation of the Casino.

20.2                           Further Assurances; Cooperation; Return of Monies. The Parties shall cooperate, do and cause to be done all such acts, matters and things, and shall execute and deliver all such documents and instruments as shall be required to enable the Parties to perform their respective obligations under, and to give effect to the transactions contemplated by, this Services Agreement. Without limiting the generality of the foregoing, Operator, on behalf of itself, its Affiliates and its and their owners, partners, principals, officers, successors and assigns, agrees, at the request of Owners or any of their Affiliates, to complete, execute, and furnish to Owners any materials, questionnaires, forms, exhibits and appendices as may be required for Owners or any of their Affiliates’ compliance with the requirements of the Gaming License or to be filed with any liquor licensing authority or similar regulatory authority. If any Party receives from a third party any monies which it has knowledge belongs to another Party, such receiving Party shall pay such monies to the owning Party as promptly as practicable. In the event that the Pennsylvania Liquor Control Board determines that this Services Agreement is impermissible, the Parties agree to cooperate with one another to promptly amend this Services Agreement to the least extent necessary to receive approval from the Pennsylvania Liquor Control Board.

20.3                           Confidentiality. Operator shall, and shall cause its agents, representatives, Affiliates, employees, officers, directors and all other Persons over whom Operator has been given authority under this Services Agreement (including, for example, the Employees) to, protect (and not disclose or provide access to any Person) any or all confidential information relating to the Racing Operations, the Gaming Operations or the Owners or their Affiliates (including, without limitation, finances, trade secrets, price, customer and supplier lists and pricing and marketing plans and all other information that Owners regard or is reasonably expected to be regarded as confidential information) by using the same degree of care, but no less than a reasonable degree of care, to prevent the unauthorized disclosure or use of such confidential information, as Operator uses to protect its own confidential information of a like nature; provided, however, that this sentence shall not apply to any information (i) that, at the time of disclosure, Operator disclosed to its agents, representatives, Affiliates, employees, officers and directors and other authorized Persons strictly on a need-to-know basis (provided that such Persons are bound by a duty of confidentiality similar to that set forth herein); (ii) that, at the time of disclosure, is publicly available and was not disclosed in breach of this Services Agreement or other duty of confidentiality by Operator or its agents, representatives, Affiliates, employees, officers or directors or other authorized Persons; or (iii) to the extent that it is required to be disclosed by Law, provided, that Operator shall deliver prompt notice to Owners of such requirement (and provide copies of notices thereof) and permit Owners a meaningful opportunity to contest or obtain confidential treatment prior to the disclosure of such information; provided further, that so long as any Seller Note is outstanding, this Section 20.3 shall not apply to the exceptions to confidentiality set forth in Section 10.14 of the Note Agreement; provided, further, that the obligation of confidentiality set forth in this Section 20.3 shall terminate upon a Stock Transfer Trigger Date except to the extent relating to any confidential information of any Person who is an Affiliate of the Owners (other than any other Owner).

20.4                           Agency. Nothing contained in this Services Agreement shall be construed to create a relationship of employee/employer, joint venturers or partners between Operator, on one hand, and Owners, on the other hand.

20.5                           Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made by delivery in person, by nationally recognized overnight courier service, or by facsimile with receipt confirmation to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 20.5:

If to Operator: Magna Entertainment Corp. 337 Magna Drive Aurora, Ontario L4G 7K1, Canada Facsimile: 905-726-7177 Attn: CEO/General Counsel

If to Owners:
PA Meadows, LLC
c/o Oaktree Capital Management, LLC
333 S. Grand Avenue, 28th Floor
Los Angeles, California 90071-1560
Facsimile: 213-830-6394

Attn:                    John B. Frank, Esq.
Steve Kaplan

and to:

Millennium Gaming, Inc,

221 N. Rampart Blvd.

Las Vegas, NV, 89145

Facsimile: 702-507-5992

Attn:   William J. Paulos

With copy to: O’Melveny & Myers LLP 400 South Hope Street 15th Floor Los Angeles, CA 90071 Facsimile: 213-430-6407 Attn: Joseph K. Kim, Esq.

With copy to:

Munger, Tolles & Olson LLP

355 South Grand Ave. #3500

Los Angeles, CA 90071

Facsimile: 213-683-3702

Attn:  Sandra Seville-Jones, Esq.

and to:

Santoro, Driggs, Walch, Kearney, Johnson
& Thompson

400 South Fourth Street

Suite 300

Las Vegas, N.V. 89101

Attn:  Michael Kearney

Facsimile: 702-791-1912

20.6                           Headings. The headings contained in this Services Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Services Agreement.

20.7                           No Waiver. The rights and remedies of the Parties are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power or privilege under this Services Agreement will operate as a waiver of such right, power or privilege and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by Law, (a) no claim or right arising out of this Services Agreement can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Services Agreement.

20.8                           Severability. If any term or other provision of this Services Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Services Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any Party. If this Services Agreement or the scope of Operator’s responsibilities or duties hereunder violates any Laws, Owners may amend or modify this Services Agreement to the least extent necessary in order to comply with such Laws.

20.9                           Entire Agreement. This Services Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, other than the Transaction Documents (as defined in the Purchase Agreement).

20.10                     Force Majeure. If, as the result of an event of Force Majeure (as defined below), any Owner or Operator fails to perform in a timely manner any obligation to be performed under this Services Agreement by such Party, then such failure shall be excused and shall not be deemed a breach of this Services Agreement by such Party, but only for so long as and to the extent that such Force Majeure event has caused the non-performance. In the event that the Force Majeure results in ceasing or suspending Racing Operations for more than three days, Operator agrees to notify and cooperate with Owners to use reasonable efforts to remediate the Force Majeure event. “Force Majeure” for purposes of this Section means: any (i) strike(s), lockout(s) or labor dispute(s) not caused by any Party’s breach, willful misconduct or gross negligence; and (ii) Acts of God, governmental restrictions or regulations, acts of terrorism, enemy or hostile governmental action, civil commotion, fire, flood, riots, earthquakes or other casualty, or other conditions similar to those enumerated in this item (ii). Notwithstanding the preceding sentence, Force Majeure will not apply to matters caused by the Party seeking to claim a Force Majeure event has occurred under items (i) through (ii) above, or that could be prevented by actions within the reasonable control of the Party obligated to perform an action under this Services Agreement.

20.11                     No Subcontractors. Operator may not retain any third party or otherwise enter into any subcontracting arrangement to perform Operator’s duties under this Services Agreement without the prior written consent of Owners.

20.12                     Transfers and Assignments.

20.12.1            By Operator. The Parties expressly agree and acknowledge that Owners have retained Operator to manage the Racing Operations based on factors personal to Operator and Guarantor, and that Owners are relying on the business skills, knowledge, judgment and experience of Operator and Guarantor. Accordingly, (i) Operator may not transfer or assign its interest in or its rights or obligations under this Services Agreement; and (ii) Guarantor may not transfer or assign a direct or indirect (through Operator’s shareholders or otherwise) controlling or majority voting interest in Operator or all or substantially all of the assets of Operator (for purposes of clarity, this prohibition shall not apply to a change in control of the voting interests of the Guarantor itself), without the prior written consent of Owners, which Owners may withhold in their sole and absolute discretion.

20.12.2            By Owners. Owner may not assign or transfer its rights or obligations under this Service Agreement without the consent of Operator; provided, however, that after the Repayment Date, Owners may transfer their interest in this Services Agreement to any Affiliates without restriction, provided, that Owners shall deliver to Operator reasonably prior notice of any such transfer.

20.13                     No Third-Party Beneficiaries. This Services Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein, except as expressly provided otherwise in this Services Agreement, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Services Agreement.

20.14                     Amendment. This Services Agreement may not be amended or modified except by an instrument in writing signed by the Parties.

20.15                     Governing Law; Jurisdiction; Service of Process. This Services Agreement shall be governed by, and construed in accordance with, the laws of the State of New York. The Parties hereby agree and consent to the exclusive jurisdiction of, and service of process and venue in, the United States District Court for the Southern District of New York and the courts of the State of New York located in the County of New York, State of New York and waives any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Services Agreement.

20.16                     Waiver of Jury Trial. EACH OF OWNERS AND OPERATOR HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS SERVICES AGREEMENT OR THE ACTIONS OF OWNERS OR OPERATOR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

20.17                     Specific Performance. The Parties agree that irreparable damage would occur in the event any provision of this Services Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

20.18                     Attorneys Fees. If any Party commences any legal action to interpret or enforce the provisions of this Services Agreement, then the prevailing Party in the action shall be entitled to a reasonable award of attorneys’ fees, investigative and other similar costs and expenses associated therewith. Owners and Operator are each responsible for their respective attorneys’ fees in connection with the preparation and execution of this Services Agreement.

20.19                     Counterparts. This Services Agreement and any amendments, waivers or supplements may be executed in any number of counterparts and by the Parties in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

20.20                     Reasonableness. With respect to any provision of this Services Agreement that requires the approval or consent of Owners, the Parties agree that it shall not be deemed unreasonable for Owners to object or withhold approval or consent if the basis thereof is that the item at issue could reasonably have a material adverse effect on the Gaming Operations, the Casino or the assets, business of properties of any Owner or their Affiliates.

20.21                     Note Documents. Notwithstanding anything to the contrary in this Services Agreement or any other Transaction Documents (as defined in the Note Agreement), prior to the Repayment Date, nothing in this Services Agreement will restrict or impair any rights of Agent or any Holder (each as defined in the Note Agreement) under any of the Note Documents or limit any Owner’s or any other Loan Party’s (as defined in the Note Agreement) obligations under the Note Documents and in the case of any conflict between the Services Agreement and the Note Documents with respect to any of the foregoing, the Note Documents shall prevail.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Services Agreement as of the Effective Date.

WASHINGTON TROTTING		MOUNTAIN LAUREL RACING, INC.
ASSOCIATION, INC.
		By:	/s/ William J. Paulos
By:	/s/ William J. Paulos
		Name:	William J. Paulos
Name:	William J. Paulos
		Title:	President
Title:	President

MEC PENNSYLVANIA FOOD		MEC RACING MANAGEMENT
SERVICES, INC.
		By:	/s/ William J. Paulos
By:	/s/ William J. Paulos
		Name:	William J. Paulos
Name:	William J. Paulos
		Title:	President of Washington Trotting Association, Inc., its Partner
Title:	President

MEC PENNSYLVANIA RACING
SERVICES, INC.

By:	/s/ B. Tohana

Name:	Blake Tohana

Title:	Authorized Signatory

With Respect to Sections 3.1.16, 3.1.18,		MEC PENNSYLVANIA RACING, INC.
15.6, 20.2, 20.3, ARTICLE 12, ARTICLE 17,
ARTICLE 18 and ARTICLE 19:		By:	/s/ William J. Paulos

MAGNA ENTERTAINMENT CORP.		Name:	William J. Paulos

By:	/s/ B. Tohana	Title:	President

Name:	Blake Tohana

Title:	Authorized Signatory

By:	/s/ Mary Lyn Seymor

Name:	Mary Lyn Seymor

Title:	Authorized Signatory

Signature Page to Racing Services Agreement

List of Exhibits

Exhibit A	OTBs

Exhibit B	Meadows Facility

Exhibit C	Comparable Facilities Hawthorne Racecourse, Stickney/Cicero, Illinois Saratoga Gaming & Raceway in Saratoga Springs, New York (harness race track)

Exhibit D	Racing Operations Agreements

Exhibit E	Certain Racing Operations Agreements in Owners’ name

Exhibit F	Table of Organization

Exhibit G	Business Plan

Exhibit H	Representatives; Racing General Manager